EXHIBIT 10.1
EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE
REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED
INFORMATION IS INDICATED BY [***].

BUSINESS PURCHASE AND SALE AGREEMENT
dated as of May 12, 2022
among
FIRST SOLAR JAPAN GK,
PAG RENEWABLES HOLDING PTE. LTD.
and
PAG RENEWABLES FM HOLDING PTE. LTD.

Page

1	DEFINITIONS; RULES OF INTERPRETATION		2
	1.1	Definitions	2
	1.2	Rules of Interpretation	15
2	CORPORATE SPLITS; PURCHASE AND SALE		15
	2.1	Corporate Splits	15
	2.2	Purchase and Sale	16
	2.3	Purchase Price	16
	2.4	Preliminary Working Capital Statement	17
	2.5	Final Working Capital Statement	17
	2.6	Disputes Regarding a Final Working Capital Statement	18
	2.7	Final Working Capital Adjustment	19
	2.8	O&MCo On-sale Transactions	19
3	CLOSING		21
	3.1	Closing	21
	3.2	Closing Conditions of the Seller	22
	3.3	Closing Conditions of each Purchaser	23
	3.4	Deliveries and Closing Actions	25
4	PRE-CLOSING COVENANTS		26
	4.1	Conduct of Business	26
	4.2	Efforts to Close	27
	4.3	IT Separation	27
	4.4	No Other Contact	28
	4.5	Employee Matters	28
	4.6	Development Business Continuing Due Diligence	28
	4.7	Disclosure Supplements	28
	4.8	Notification of Relevant Circumstances	29
	4.9	Insurance	29
	4.10	Office Lease	29
5	POST-CLOSING COVENANTS		30
	5.1	Seller Marks	30
	5.2	Treatment of Transferring Employees	30
	5.3	Access to Records	30
	5.4	Wrong Pockets	31
	5.5	O&MCo Outstanding Contracts	32

i

(continued)
Page

	5.6	Office Lease	33
	5.7	Kyoto Land Exchange Agreement.	34
	5.8	Delivery of Data	34
	5.9	Further Assurances	34
6	REPRESENTATIONS AND WARRANTIES OF THE SELLER		34
	6.1	Organization; Power and Authority; Enforceability	35
	6.2	No Conflicts; No Permits	35
	6.3	Title	35
	6.4	Corporate Split	36
	6.5	Other Equity Interests	36
	6.6	Transferring Contracts	36
	6.7	Related Party Agreements	36
	6.8	Real Property	37
	6.9	Assets	37
	6.10	Insurance	37
	6.11	Proceedings	37
	6.12	Not Insolvent	37
	6.13	Compliance with Law	38
	6.14	Environmental Matters	38
	6.15	Permits	38
	6.16	Financial Statements	39
	6.17	Absence of Changes	39
	6.18	Absence of Undisclosed Material Liabilities	39
	6.19	Employees	39
	6.20	Tax Matters	40
	6.21	Disclosure of Information	41
	6.22	Brokers and Other Advisors	42
	6.23	Anti-Corruption	42
	6.24	Antisocial Forces	42
7	LIMITATIONS ON REPRESENTATIONS AND WARRANTIES OF THE SELLER		42
	7.1	Only Representations and Warranties in Article 6	42
	7.2	Disclaimer	42
	7.3	Non-reliance	43

(continued)
Page

	7.4	No Other Assurances	43
	7.5	Projections	43
8	REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER		43
	8.1	Organization; Power and Authority; Enforceability	43
	8.2	No Conflicts; No Permits	44
	8.3	Proceedings	44
	8.4	Sufficient Funds	44
	8.5	Not Insolvent	44
	8.6	Brokers and Other Advisors	45
	8.7	Anti-Corruption	45
	8.8	Antisocial Forces	45
9	W&I POLICY; INDEMNIFICATION		45
	9.1	Survival	45
	9.2	W&I Policy	45
	9.3	Availability of Indemnification for Warranty Claims	47
	9.4	Indemnification by the Seller	47
	9.5	Indemnification by each Purchaser	47
	9.6	Mitigation	47
	9.7	Indirect Damages	48
	9.8	Indemnity Claims Capped	48
	9.9	Indemnity Claim Procedures	48
	9.10	Further Limitations on Purchaser Indemnity Claims	49
	9.11	Fraud	49
	9.12	No Set-Off	50
	9.13	Tax Treatment	50
	9.14	Exclusive Remedies	50
	9.15	Exclusion of Statutory Liability for Non-Conformity to Contract (“Keiyaku-Futekigo-Sekinin”)	50
	9.16	No Expansion of Liability	50
10	TAX MATTERS		50
	10.1	Cooperation; Information	50
	10.2	Tax Allocation	51
11	CONFIDENTIALITY AND ANNOUNCEMENTS		51
	11.1	Confidentiality	51

(continued)
Page

	11.2	Public Announcements and Press	52
12	TERMINATION; EFFECT OF TERMINATION		52
	12.1	Termination	52
	12.2	Effect of Termination	53
13	MISCELLANEOUS		53
	13.1	Notices	53
	13.2	Successors and Assigns	54
	13.3	Governing Law	54
	13.4	Resolution of Disputes	54
	13.5	Severability	55
	13.6	Expenses	55
	13.7	Transfer Taxes	55
	13.8	Entire Agreement; Amendment	56
	13.9	No Waiver	56
	13.10	No Third Party Beneficiaries	56
	13.11	Counterparts	56
Schedule 1 Development Business			59
Schedule 2 O&M Business			60
Schedule 3 Consent Required Contracts			61
Schedule 4 Seller Credit Support			62
Schedule 5 Disclosure Schedule			63
Exhibit A Form of Corporate Split Plan			64
Exhibit B Form of Ishikawa Indemnity			65
Exhibit C Form of Kyoto Land Transfer Agreement			66
Exhibit D Form of Closing Certificate			67
Exhibit E Form of Seller Consent			68
Exhibit F Form of Development Services Agreement			69
Exhibit G Form of DSA Equity Commitment Letter			70

This BUSINESS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of May 12, 2022, by and among First Solar Japan GK, a Japan godo kaisha (the “Seller”), PAG Renewables Holding Pte. Ltd. (the “DevCo Purchaser”) and PAG Renewables FM Holding Pte. Ltd. (the “O&MCo Purchaser”), each a Singapore private limited company (each, a “Purchaser”). The Seller and the Purchasers are referred to herein individually as a “Party” and together as the “Parties”.
RECITALS
A.    The Seller is engaged in the business of owning, developing, operating and maintaining solar power projects in Japan.
B.    The Seller desires to sell to the Purchasers, and the Purchasers desire to purchase from the Seller, the Transferring Business, free from any liens and other encumbrances (other than Permitted Liens), through (a) the transfer of the Development Business from the Seller to PAG Renewables GK, a godo kaisha (“DevCo”) to be incorporated under the laws of Japan by way of an incorporation-type corporate split (shinsetsu bunkatsu), (b) the transfer of the O&M Business from the Seller to PAG Renewables Facilities GK, a godo kaisha (“O&MCo”, and each of DevCo and O&MCo, a “NewCo”) to be incorporated under the laws of Japan by way of an incorporation-type corporate split (shinsetsu bunkatsu), (c) the acquisition by the Seller of 100% of the membership interest in each NewCo (each, a “Membership Interest”, and together, the “Membership Interests”) and (d) the sale by the Seller to the Purchasers of the Membership Interests, in each case on the terms and subject to the conditions set forth in this Agreement.
C.    On the date of this Agreement:
a.FSI and the Purchasers have entered into a Business PSA Guarantee for the guarantee of certain obligations and liabilities of the Seller under this Agreement (the “Business PSA Guarantee”);
b.one or more funds managed by affiliates of the Purchasers have delivered an equity commitment letter to the Parties to support certain obligations and liabilities of the Purchasers under this Agreement (the “Business PSA ECL”);
c.the Seller, Kyoto Solar Plant L.P., Yatsubo Solar Plant L.P., Momura Solar Plant L.P., Iwaki Solar Plant L.P., Hita Solar Plant L.P., Shimo Onuki Solar Plant L.P., Orido Solar Plant L.P., Handa Solar Plant L.P. and Tochigi Solar Plant L.P. have entered into a Membership Interests Purchase and Sale Agreement for the purchase and sale of the membership interests in certain project companies and certain other entities that hold interests in real property (the “MI PSA”); and
d.the owners of the tokumei kumiai interests in certain project companies and Gioia Investment Pte. Ltd. have entered into a TK Interests Purchase and Sale Agreement for the purchase and sale of such interests (the “TK PSA”).
ACCORDINGLY, the Parties agree as follows:

AGREEMENT
1.DEFINITIONS; RULES OF INTERPRETATION
1.1    Definitions. In addition to the capitalized terms defined elsewhere in this Agreement (including the preamble), the following terms shall have the corresponding meanings set forth below:
“Affiliate” of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For the purposes of this definition, (a) “control”, when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities or partnership or limited liability company interests, by contract or otherwise, (b) each NewCo shall be deemed not to be an “Affiliate” of the Seller at any time and (c) each NewCo shall be deemed to be an “Affiliate” of the Relevant Purchaser from the Relevant Closing.
“Antisocial Force” means an organized crime group (boryokudan), a member of an organized crime group, a former member of an organized crime group with less than five years having passed since separation, a quasi-constituent member of an organized crime group, an enterprise related to an organized crime group, a corporate racketeer (sokaiya), an extortionist advocating social movement, an extortionist advocating political movement, a special intelligence violence group and other antisocial forces.
“Bankruptcy Exception” has the meaning given in Section 6.1.
“Business Day” means any day (except Saturday or Sunday) when commercial banks are open for business in Tokyo, Japan and Singapore.
“Business PSA ECL” has the meaning given in Recital C.b.
“Business PSA Guarantee” has the meaning given in Recital C.a.
“Claim Notice” has the meaning given in Section 9.9(a).
“Claim Response” has the meaning given in Section 9.9(c).
“Claimant” has the meaning given in Section 9.9(a).
“Confidential Information” means all information and materials, whether written or oral, relating to the business and affairs of any Party, or any of their respective Affiliates, including any such information or materials relating to either Transferring Business or either NewCo, except to the extent that such information (a) is generally available to the public as of the date hereof or (b) becomes generally available to the public following disclosure by a third party not bound by the confidentiality obligations under Section 11.1.
“Constituent Documents” means, with respect to any Person (other than an individual), all charter, organizational and other documents by which such Person establishes its legal existence or which govern its internal affairs, and shall include (a) the certificate of registration, memorandum and articles of association, charter and bylaws or other similar organizing documents of a company or corporation, (b) the certificate of formation and limited liability company agreement of a limited liability company, (c) the certificate of registration of partnership (if applicable) and agreement of partnership of a partnership, (d) the articles of incorporation of a Japan kabushiki kaisha or godo kaisha and (e) the comparable documents of any other entities.
“Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument.
“COVID-19” means the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, any subsequent waves and any further epidemics or pandemics arising therefrom.
“COVID-19 Actions” means any commercially reasonable actions that the Seller or any of its Affiliates (or any of their asset managers, if applicable) determines is necessary or prudent in connection with or in response to (a) COVID-19 and any quarantine, “stay at home”, workforce reduction, furlough, social distancing, shut down, closure, sequester, safety or similar Law, guidelines or requests (including any yosei) promulgated by any Governmental Authority or quasi-governmental authority (including the World Health Organization), including ceasing operation, or reinitiating operation, of all or part of the relevant Person’s business or (b) mitigating the adverse effects of the foregoing on such Person’s business.
“Current Assets” means cash and deposits, account receivables aged less than 90 days from the invoice date, prepaid expenses and short-term loan receivables, but excluding (a) inter-company account receivables, (b) inter-company loan receivables and (c) any other Excluded Assets.
“Current Liabilities” means accounts payable aged less than 90 days from the invoice date, accrued expenses and short-term loan payables, but excluding (a) inter-company account payables, (b) inter-company loan payables and (c) any other Excluded Liabilities.
“DevCo” has the meaning given in Recital B.
“DevCo Assignment” means the sale of all of the Membership Interest in DevCo by the Seller to the DevCo Purchaser in accordance with the terms of this Agreement.
“DevCo Closing” means the Relevant Closing in respect of the DevCo Assignment.
“DevCo Closing Date” means the Relevant Closing Date in respect of the DevCo Assignment.
“DevCo Corporate Split” means the corporate split for the Development Business on the terms set forth in the DevCo Corporate Split Plan and this Agreement.
“DevCo Corporate Split Plan” means a corporate split plan in respect of the Development Business substantially in the form attached as Exhibit A (Form of Corporate Split Plan).
“Development Assets” has the meaning given in Paragraph 1 (Development Assets) of Part 1: Transferring Items of Schedule 1 (Development Business).

“Development Business” means (a) the business of developing the Transferring Projects conducted by the Seller and (b) the legal, financial planning and analysis / project controls, human resources and project finance administrative functions of the Seller that support such business, in each case as of the DevCo Closing Date.
“Development Confidential Information” means any Confidential Information relating to the Development Business or DevCo.
“Development Contracts” has the meaning given in Paragraph 2 (Development Contracts) of Part 1: Transferring Items of Schedule 1 (Development Business).
“Development Employees” has the meaning given in Paragraph 3 (Development Employees) of Part 2: Excluded Items of Schedule 1 (Development Business).
“Development IP” has the meaning given in Paragraph 1 of Part 2: Excluded Items of Schedule 1 (Development Business).
“Development Liabilities” has the meaning given in in Paragraph 4 (Development Liabilities) of Part 2: Excluded Items of Schedule 1 (Development Business).
“Disagreement Notice” has the meaning given in Section 2.5(c)(ii).
“Disclosure Sources” means (a) the VDR as of 11:59 PM Japan Standard Time on the Business Day before the date of this Agreement, (b) the due diligence report(s) provided by the Seller, its Affiliates or their respective representatives to either Purchaser, its Affiliates or their respective representatives before the date of this Agreement, (c) the written information made available by the Seller, its Affiliates or their respective representatives in response to questions raised by either Purchaser, its Affiliates or their respective representatives between August 16, 2021 and 11:59 PM Japan Standard Time on May 11, 2022 and (d) Schedule 5 (Disclosure Schedule).
“Disclosure Supplement” has the meaning given in Section 4.7.
“Disputed Items” has the meaning given in Section 2.5(c)(ii).
“DSA” means a Development Services Agreement substantially in the form of Exhibit F (Form of Development Services Agreement).
“DSA ECL” means a DSA Equity Commitment Letter substantially in the form of Exhibit G (Form of DSA Equity Commitment Letter).
“Employee Succession Act” means the Act on the Succession to Labor Contracts on Company Split (Act No. 103 of 2000) and the Law Concerning the Partial Amendment to the Commercial Code (Law No. 90 of 2000).
“Environmental Claim” means any action, suit, demand letter, claim, lien, notice of non-compliance, notice of violation, notice of liability or proceeding brought by any Governmental Authority under, or Order relating to, Environmental Law.
“Environmental Law” means any Law relating to or imposing liability or standards of conduct with respect to pollution, protection of the environment, wildlife or biological resources or the Release, cleanup or remediation of, or human exposure to, Hazardous Materials.
“Excluded Assets” means the Excluded Development Assets and the Excluded O&M Assets.
“Excluded Development Assets” has the meaning given in Paragraph 1 (Excluded Development Assets) of Part 2: Excluded Items of Schedule 1 (Development Business).
“Excluded Development Contracts” has the meaning given in Paragraph 2 (Excluded Development Contracts) of Part 2: Excluded Items of Schedule 1 (Development Business).
“Excluded Development Employees” has the meaning given in Paragraph 3 (Excluded Development Employees) of Part 2: Excluded Items of Schedule 1 (Development Business).
“Excluded Development Liabilities” has the meaning given in Paragraph 4 (Excluded Development Liabilities) of Part 2: Excluded Items of Schedule 1 (Development Business).
“Excluded O&M Assets” has the meaning given in Paragraph 1 (Excluded O&M Assets) of Part 2: Excluded Items of Schedule 2 (O&M Business).
“Excluded O&M Contracts” has the meaning given in Paragraph 2 (Excluded O&M Contracts) of Part 2: Excluded Items of Schedule 2 (O&M Business).
“Excluded O&M Employees” has the meaning given in Paragraph 3 (Excluded O&M Employees) of Part 2: Excluded Items of Schedule 2 (O&M Business).
“Excluded O&M Liabilities” has the meaning given in in Paragraph 4 (Excluded O&M Liabilities) of Part 2: Excluded Items of Schedule 2 (O&M Business).
“Excluded Liabilities” means the Excluded Development Liabilities and the Excluded O&M Liabilities.
“Excluded Warranties” means the representations and warranties made by the Seller in Sections 6.23 (Anti-Corruption) and 6.24 (Antisocial Forces).
“Final Auditor” has the meaning given in Section 2.6(a)(ii).
“Final Working Capital Review Period” has the meaning given in Section 2.5(b).
“FSI” means First Solar, Inc.
“Fundamental Warranties” means the representations and warranties made by the Seller in Sections 6.1 (Organization; Power and Authority; Enforceability), 6.2(a) (No Conflicts; No Permits), 6.3 (Title), 6.4 (Corporate Split) and 6.12 (Not Insolvent).
“Government Official” means (a) any official, employee or representative of, or any other person acting in an official capacity for or on behalf of (i) any Governmental Authority, including any entity owned or controlled by any Governmental Authority, (ii) any political party or political candidate or (iii) any public international organization and (b) any candidate for political office or any person acting on his or her behalf.
“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court, in each case whether supranational, national, federal, state, local or foreign.
“Hazardous Materials” means any pollutant or contaminant and any other material, substance or waste that is defined, listed or regulated as “hazardous” or “toxic” (or words of similar meaning or intent) under any applicable Environmental Law, including petroleum or petroleum by-products, asbestos, polychlorinated biphenyls and explosive or radioactive materials.
“ICC” means the International Chamber of Commerce.
“Indemnifying Party” has the meaning given in Section 9.9(a).
“Indemnity Claim” means a Purchaser Indemnity Claim or a Seller Indemnity Claim.
“Insurer” means AIG Asia Pacific Insurance Pte. Ltd, as primary insurer, and Liberty Specialty Markets Singapore Pte. Limited (trading as Liberty Global Transaction Services), as excess insurer.
“Intellectual Property” means all intellectual property and intellectual property rights of every kind and description, including all:
(a)    patents, patent applications and invention disclosures, together with all reissues, divisionals, continuations, continuations-in-part, substitutions, extensions and reexaminations thereof;
(b)    trademarks, service marks, trade names, trade dress, logos, internet domain names and other similar designations of source or origin, together with all translations, adaptations, derivations and combinations thereof, together with the goodwill symbolized by any of the foregoing;
(c)    copyrights and copyrightable subject matter, moral rights and rights of attribution and integrity;
(d)    inventions, trade secrets and other confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, models, methodologies, technical data, designs, drawings and specifications);
(e)    rights in computer software, whether in source code, object code or other form, data, databases, algorithms, technology supporting the foregoing and all documentation (including comments, user manuals and training materials) related to any of the foregoing; and
(f)    applications, registrations and renewals for the foregoing.
“Interim Financial Statement Date” means March 31, 2022.

“Interim Financial Statements” means, in respect of:
(a)    DevCo, the pro forma unaudited balance sheet for DevCo as of the Interim Financial Statement Date; and
(b)    O&MCo, (i) the pro forma unaudited balance sheet for O&MCo as of the Interim Financial Statement Date and (ii) the pro forma unaudited profit and loss statement for O&MCo for the 3-month period ended the Interim Financial Statement Date.
“Ishikawa Indemnity” means an Ishikawa Indemnity Agreement substantially in the form of Exhibit B (Form of Ishikawa Indemnity).
“IT Separation Plan” has the meaning given in Section 4.3(b)(i).
“Knowledge” means, with respect to (a) the Seller, the actual knowledge of [***] and [***] and (b) either Purchaser, the actual knowledge of [***], [***], [***] and [***].
“Kyoto Land SPC” means FS Japan Project37 GK.
“Kyoto Land Transfer Agreement” means a Kyoto Land Transfer Agreement substantially in the form of Exhibit C (Form of Kyoto Land Transfer Agreement).
“Land Companies” means FS Japan Project 22 GK, FS Japan Project 28 GK, FS Japan Project 29 GK, FS Japan Project 30 GK, FS Japan Project 32 GK, FS Japan Project 33 GK, FS Japan Project 34 GK, FS Japan Project 35 GK, FS Japan Project 36 GK, FS Japan Project 37 GK and FS Japan Project 38 GK.
“Law” means any law, treaty, act, statute, ordinance, code, rule, regulation, Order or determination of any Governmental Authority.
“Liabilities” means any direct or indirect indebtedness, obligations, damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, fines, settlements, judgments, costs and expenses (including attorneys’ fees and expenses, fines, penalties and expenses of investigation) and other liabilities, whether (a) present or future, (b) known or unknown, (c) fixed or contingent or (d) required to be reflected on a balance sheet prepared in accordance with US GAAP or otherwise, and “Liability” shall mean any one of them.
“Lien” means, with respect to any property of any Person, any mortgage, lien, pledge, charge, lease, easement, security interest, attachment, conditional assignment or transfer or other similar encumbrance or restriction (under Law, Contract, Order or otherwise) with respect to such property of such Person.
“Losses” means, collectively, any loss, liability, damage, cost, expense (including reasonable attorneys’ and accountants’ fees and expenses), judgment and amount paid in settlement under any Transaction Document.
“Material Adverse Effect” means the result of one or more facts, events, circumstances, conditions, changes or effects that, on a stand-alone or cumulative basis, has or is reasonably expected to have, a material adverse effect on the financial condition or results of operation of the Transferring Business, the NewCos and the MI PSA Transferring Companies, taken as a whole, but excluding:

(a)    any effect resulting from (i) (A) the Parties entering into this Agreement or (B) the entry into any other Transaction Document by the parties thereto, (ii) any action taken by (A) a Party in accordance with this Agreement or (B) a party to any other Transaction Document in accordance with such Transaction Document, including in each case the consummation of any action contemplated hereby or thereby or requested or consented to by either Purchaser or (iii) the announcement of the Transaction;
(b)    any effect resulting from general changes to the economy in Japan or the global economy as a whole, including changes in general regulatory or political conditions;
(c)    any effect resulting from any outbreak of hostility, terrorist activities or war, or any similar event or circumstance;
(d)    (i) any outbreak of illness or other public health-related events, including any outbreak or event caused by COVID-19 or (ii) the taking of any COVID-19 Action;
(e)    changes in or to, or the promulgation of, any applicable Law (including Tax Law);
(f)    any change (or changes taken together) or effect generally affecting (i) the national, regional or local electricity generation, transmission or distribution industry or wholesale or retail markets for electric power in Japan, (ii) the regulation of utilities or of the sales of electric power by or within Japan or (iii) the rules established by any independent system operator or regional transmission organization with jurisdiction over any portion of either Transferring Business;
(g)    any change in, or failure of either NewCo to meet, any Projections (it being understood that the underlying facts and circumstances giving rise to such change or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be deemed to constitute a Material Adverse Effect and may be taken into account in determining whether a Material Adverse Effect has occurred or will occur);
(h)    any change or effect (or changes or effects taken together) which is (or are) cured (including by the payment of money) before the earlier of the Relevant Closing Date and the termination of this Agreement;
(i)    any change in accounting principles or procedures or in the application or interpretation thereof;
(j)    strikes, work stoppages or other labor disputes;
(k)    changes in the costs of commodities, services, equipment, materials or supplies, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services;
(l)    any act of god or casualty or condemnation event;
(m)    any change, financial or otherwise, to the business, affairs or operation of either Purchaser or any of its Affiliates; or
(n)    developments arising from any facts that were expressly disclosed to either Purchaser at least one Business Day before the date of this Agreement,

provided, however, that with respect to sub-clauses (b) to (f), (i) and (k), if such change or effect disproportionately affects either NewCo or either Transferring Business compared to other similarly situated businesses, then, to the extent not otherwise excluded from the definition of Material Adverse Effect, only such incremental disproportionate impact or impacts shall be taken into account in determining whether there has been a Material Adverse Effect.
“Material Contract” means, in respect of the Relevant Transferring Business, any Contract to which the Seller is a party and in respect of which breach, non-performance, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Material Liability” means, in respect of the Relevant Transferring Business, any Liability of such Relevant Transferring Business which could reasonably be expected to have a Material Adverse Effect.
“Membership Interest” has the meaning given in Recital B.
“MI PSA” has the meaning given in Recital C.c.
“MI PSA Transferring Company” means each “Transferring Company” under the MI PSA.
“Mizuho Construction Loan Facility” has the meaning given in Paragraph 2 (Excluded Development Contracts) of Part 2: Excluded Items of Schedule 1 (Development Business).
“Module Sales Business” means the photovoltaic module importation, sales and aftersales service business (including export) conducted by the Seller.
“NewCo” has the meaning given in Recital B.
“Non-Transferring IT Systems” means any information technology systems, hardware, software or applications that are not the Transferring IT Systems.
“O&M Assets” has the meaning given in Paragraph 1 (O&M Assets) of Part 1: Transferring Items of Schedule 2 (O&M Business).
“O&M Business” means the business of providing operation and maintenance services to solar power projects in Japan conducted by the Seller as of the O&MCo Closing Date.
“O&M Confidential Information” means any Confidential Information related to the O&M Business or O&MCo.
“O&M Contracts” has the meaning given in Paragraph 2 (O&M Contracts) of Part 1: Transferring Items of Schedule 2 (O&M Business).
“O&M Employees” has the meaning given in Paragraph 3 (O&M Employees) of Part 1: Transferring Items of Schedule 2 (O&M Business).

“O&M Liabilities” has the meaning given in Paragraph 4 (O&M Liabilities) of Part 1: Transferring Items of Schedule 2 (O&M Business).
“O&MCo” has the meaning given in Recital B.
“O&MCo Assignment” means the sale of all of the Membership Interest in O&MCo by the Seller to the O&MCo Purchaser in accordance with the terms of this Agreement.
“O&MCo Closing Date” means the Relevant Closing Date in respect of the O&MCo Assignment.
“O&MCo Corporate Split” means the corporate split for the O&M Business on the terms set forth in the O&MCo Corporate Split Plan and this Agreement.
“O&MCo Corporate Split Plan” means a corporate split plan in respect of the O&M Business substantially in the form attached as Exhibit A (Form of Corporate Split Plan).
“O&MCo On-sale Consideration” has the meaning given in Section 2.8(d).
“O&MCo On-sale Transaction” means any transaction or series of transactions to transfer, directly or indirectly (whether by way of a sale, transfer, merger, corporate split or otherwise) all or any material portion of the equity interests, business or assets of O&MCo or the O&M Business to any Person other than an Affiliate of the O&MCo Purchaser.
“O&MCo Outstanding Contract” means each Contract set forth in Part 2: O&MCo Assignment-related Contracts of Schedule 3 (Consent Required Contracts) for which the Seller had not received the required consent referred to in Section 3.3(e)(ii)(A) or (B) as of the O&MCo Closing Date.
“O&M IP” has the meaning given in Paragraph 1 (Excluded O&M Assets) of Part 2: Excluded Items of Schedule 2 (O&M Business).
“Office Lease” means the Fixed Term Lease Agreement between the Seller and the Office Lessor dated as of April 11, 2022 in respect of the Office Premises.
“Office Lease Security Deposit” has the meaning given in Section 5.6(c).
“Office Lessor” means Mitsui Fudosan KK.
“Office Premises” means the Seller’s premises at 31st Floor, Kasumigaseki Building, 3-2-5 Kasumigaseki, Chiyoda-ku, Tokyo 100-6031, Japan.
“Order” means any judgment, decision, order, writ, charge, injunction, stipulation, ruling, decree, award or similar action of a Governmental Authority.
“Permit” means (a) any authorization, consent, approval, license, permit, certification, determination, waiver, exemption, filing (but only in jurisdictions where a filing is the regulatory equivalent of a permit) or variance of, by or with or (b) any registration by or with, in each case, any Governmental Authority.
“Permitted Lien” means any Lien (a) arising by operation of Law and in the ordinary course of the business of the relevant Person provided the debt or other obligation it secures is paid when due or contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements of the relevant Person or (b) in the case of either NewCo, arising under the Constituent Documents of such Person.
“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, Governmental Authority or other entity.
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Relevant Closing Date.
“Preliminary Working Capital Statement” has the meaning given in Section 2.4(a).
“Proceeding” means any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding.
“Projections” has the meaning given in Section 7.5.
“Purchase Price” has the meaning given in Section 2.3.
“Purchaser Confidential Information” means any Confidential Information related to either Purchaser or its Affiliates (other than each NewCo and each MI PSA Transferring Company) provided to the Seller, its Affiliates or any of their representatives by either Purchaser, its Affiliates or any of their representatives.
“Purchaser Indemnified Parties” has the meaning given in Section 9.4.
“Purchaser Indemnity Claims” has the meaning given in Section 9.4.
“Release” means any release, discharge, disposal, spill, injection, leak, leaching, pumping, dumping, abandoning, discarding, migrating, escaping, emptying, seeping or emission into the environment.
“Relevant Assignment” means the DevCo Assignment and the O&MCo Assignment.
“Relevant Base Consideration” means, with respect to (a) the DevCo Assignment, ¥10,000,000 and (b) the O&MCo Assignment, ¥823,000,000.
“Relevant Closing” means, with respect to either Relevant Assignment, the closing of such Relevant Assignment under Section 2.2.
“Relevant Closing Date” means, with respect to either Relevant Assignment, the date on which the Relevant Closing occurs.
“Relevant Corporate Split” means, with respect to (a) the DevCo Assignment, the DevCo Corporate Split and (b) the O&MCo Assignment, the O&MCo Corporate Split.
“Relevant Corporate Split Plan” means, with respect to (a) the DevCo Assignment, the DevCo Corporate Split Plan and (b) the O&MCo Assignment, the O&MCo Corporate Split Plan.
“Relevant Estimated Working Capital” has the meaning given in Section 2.4.

“Relevant Estimated Working Capital Adjustment Amount” means, with respect to either Relevant Assignment, an amount (which, for the avoidance of doubt, may be positive or negative) equal to (a) the Relevant Estimated Working Capital, less (b) the Relevant Target Working Capital.
“Relevant Final Working Capital” means, with respect to either Relevant Assignment, the Relevant Working Capital as of the Relevant Closing and as agreed to (or deemed to be agreed to) by the Relevant Parties in accordance with Section 2.5(c)(ii), 2.5(d) or 2.6(a)(i) or resulting from the determinations made by the Final Auditor in accordance with Section 2.6(a) (in addition to those items already agreed to (or deemed to be agreed to) by the Relevant Parties).
“Relevant Final Working Capital Adjustment Amount” means, with respect to either Relevant Assignment, an amount (which, for the avoidance of doubt, may be positive or negative) equal to (a) the Relevant Final Working Capital, less (b) the Relevant Target Working Capital.
“Relevant Final Working Capital Statement” has the meaning given in Section 2.5(a).
“Relevant Interim Period” means, with respect to either Relevant Assignment, the period between the date of this Agreement and the earlier of (a) the date on which this Agreement is terminated in accordance with its terms and (b) the Relevant Closing Date.
“Relevant Membership Interest” means, with respect to (a) the DevCo Assignment, the Membership Interest in DevCo and (b) the O&MCo Assignment, the Membership Interest in O&MCo.
“Relevant NewCo” means, with respect to (a) the DevCo Assignment, DevCo and (b) the O&MCo Assignment, O&MCo.
“Relevant Parties” means, with respect to (a) the DevCo Assignment, the Seller and the DevCo Purchaser and (b) the O&MCo Assignment, the Seller and the O&MCo Purchaser.
“Relevant Purchase Price” has the meaning given in Section 2.3.
“Relevant Purchaser” means, with respect to (a) the DevCo Assignment, the DevCo Purchaser and (b) the O&MCo Assignment, the O&MCo Purchaser.
“Relevant Target Working Capital” means, with respect to (a) the DevCo Assignment, ¥0 and (b) the O&MCo Assignment, ¥200,000,000.
“Relevant Transferring Business” means, with respect to (a) the DevCo Assignment, the Development Business and (b) the O&MCo Assignment, the O&M Business.
“Relevant Working Capital” means (a) all Current Assets of the Relevant NewCo, less (b) all Current Liabilities of the Relevant NewCo, in each case as of the Relevant Closing Date, all as calculated in accordance with US GAAP, consistently applied, using the same accounting methodologies and practices that were used in the preparation of the relevant Interim Financial Statements.

“Response Period” has the meaning given in Section 9.9(c).
“Retention” has the meaning given in the W&I Policy, being an amount equal to ¥246,500,000.
“Reverse TSA” means a Reverse Transition Services Agreement in respect of transition services to be provided by the DevCo Purchaser and/or its Affiliates in a form reasonably acceptable to the Parties.
“Seller Bank Account” means the bank account in the name of [***], with account number [***].
“Seller Borne Retention” means the latter half of the Retention, i.e. that part of the Retention in excess of the first 50% of the Retention.
“Seller Confidential Information” means any Confidential Information related to the Seller or its Affiliates provided to either Purchaser, its Affiliates or any of their representatives by the Seller, its Affiliates or any of their representatives.
“Seller Credit Support” means each credit support agreement set forth in Schedule 4 (Seller Credit Support).
“Seller Indemnified Parties” has the meaning given in Section 9.5.
“Seller Indemnity Claims” has the meaning given in Section 9.5.
“Seller Marks” has the meaning given in Section 5.1(a).
“Tax” means any national, state, local or foreign tax or other governmental charge, fee, levy or assessment of whatever kind or nature, including (a) all national, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back up withholding, turnover, net asset, capital gains, value added, estimated, ad valorem, payroll and employee withholding, stamp, customs, occupation or similar taxes, and any social charges or contributions together with any interest, additions or penalties with respect to these Taxes and any interest in respect of any additions or penalties and (b) any liability in respect of any items described in clause (a) payable by reason of transferee or successor liability, by contract, assumption or operation of Law.
“Tax Allocation” has the meaning given in Section 10.2.
“Tax Authority” means any Governmental Authority exercising Tax regulatory authority, including any domestic, foreign, national, state, county, regional or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority.
“Tax Return” means any return, report, election or other document (including any related or supporting information) filed or required to be filed with any Tax Authority with respect to Taxes, including information returns, claims for refunds of Taxes, and any amendments or supplements to any of the foregoing.
“TK PSA” has the meaning given in Recital C.c.

“Transaction” means the purchase and sale of all of the Membership Interests in accordance with Section 2.2.
“Transaction Documents” means this Agreement, each Relevant Corporate Split Plan, the Business PSA Guarantee, the Business PSA ECL, the MI PSA, the TK PSA, the Ishikawa Indemnity, the Kyoto Land Transfer Agreement, the TSA, the Reverse TSA and such other agreements and documents contemplated to be entered into by the Seller or its Affiliates (excluding each NewCo) on the one hand, and either Purchaser or its Affiliates (including each NewCo) on the other hand, in connection with the Transaction.
“Transfer Taxes” has the meaning given in Section 13.7.
“Transferring Assets” means the Development Assets and the O&M Assets.
“Transferring Business” means the Development Business and the O&M Business.
“Transferring Contracts” means the Development Contracts and the O&M Contracts.
“Transferring Employees” means the Development Employees and the O&M Employees.
“Transferring IT Systems” means the information technology systems, hardware, software and applications owned by the Seller or any of its Affiliates that are used for the purposes of the Transferring Business as of each Relevant Closing Date and not provided as part of the central IT systems of the Seller’s Affiliates.
“Transferring Liabilities” means the Development Liabilities and the O&M Liabilities.
“Transferring Projects” means (a) each “Project” as defined in the MI PSA, (b) the solar power project known as the “Suo Project” and (c) each “Project” as defined in the Dream Plus – Framework Cost Reimbursement and Transfer Agreement between the Seller and Firebird Holding Pte. Ltd. dated as of March 28, 2022.
“TSA” means a Transition Services Agreement in respect of transition services to be provided by the Seller in a form reasonably acceptable to the Parties.
“US GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“VDR” means the (a) [***] virtual data room hosted by [***] and (b) [***] virtual data room hosted by [***], in each case as of the Business Day prior to the date of this Agreement.
“W&I Policy” means the buyer-side warranty and indemnity insurance policies issued or to be issued by the Insurer to Kyoto Solar Plant L.P. as named insured.
“Warranty Claim” means any Proceeding by either Purchaser arising out of a breach or inaccuracy of any of the representations and warranties of the Seller set forth in Article 6.
“Wrong Pocket Asset” has the meaning given in Section 5.4(c).

“Wrong Pocket Liability” has the meaning given in Section 5.4(c).
“Yen” or “¥” means Japanese yen.
1.2    Rules of Interpretation. Except as otherwise expressly provided herein:
(a)references in this Agreement to recitals, articles, sections, schedules and exhibits are to Recitals, Articles, Sections, Schedules and Exhibits of or to this Agreement;
(b)the words “herein”, “hereof”, “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular Section or other subdivision;
(c)the headings in this Agreement are inserted for convenience only and shall not affect its construction;
(d)references in this Agreement to any statute or statutory provision include a reference to such statute or statutory provision as from time to time amended, modified, re-enacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision;
(e)references to this Agreement or to any other document is a reference to such document as varied, amended, modified, novated or supplemented from time to time;
(f)references in this Agreement to any Person shall include, or be deemed to be references to, its respective successors and permitted assignees or permitted transferees (as may be appropriate);
(g)references in this Agreement to the word “include” or “including” are to be construed without limitation;
(h)references in this Agreement to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or email; and
(i)if any provision of this Agreement requires a negative number to be (i) added to any number, such number shall be reduced by the absolute value of the negative number or (ii) subtracted from any number, such number shall be increased by the absolute value of the negative number.
This Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision or who supplied the form of this Agreement.
2.CORPORATE SPLITS; PURCHASE AND SALE
2.1Corporate Splits.
(a)As soon as reasonably practicable after the date of this Agreement, the Seller shall prepare and execute:

(i)the DevCo Corporate Split Plan for the transfer of the Development Business to DevCo by way of an incorporation-type corporate split (shinsetsu bunkatsu); and
(ii)the O&MCo Corporate Split Plan for the transfer of the O&M Business to O&MCo by way of an incorporation-type corporate split (shinsetsu bunkatsu).
(b)Between the date of this Agreement and each Relevant Closing Date, the Seller shall at its own cost (except to the extent provided otherwise in this Agreement) take all statutorily-required steps to consummate the Relevant Corporate Split in accordance with the Relevant Corporate Split Plan, including (i) the making of relevant notifications to and consulting with relevant Transferring Employees and (ii) the making of all required filings with Governmental Authorities in connection with the Relevant Corporate Split.
(c)Following each Relevant Corporate Split, the Seller shall execute and deliver to the Relevant NewCo such further instruments as such NewCo or the Relevant Purchaser may reasonably request (i) to effectively convey and transfer all of the relevant Transferring Assets, Transferring Contracts, Transferring Employees and Transferring Liabilities to such NewCo and (ii) subject to the services provided under the TSA, to put such NewCo in operational control of the Relevant Transferring Business.
(d)On or before each Relevant Closing Date, the Seller shall take all statutorily-required steps, and otherwise exercise commercially reasonable efforts to (i) transfer the Development Employees (and only such employees) to DevCo and (ii) transfer the O&M Employees (and only such employees) to O&MCo.
(e)The Seller shall be responsible for resolving any objections raised by its creditors in connection with each Relevant Corporate Split and shall at the Seller’s cost (in the case of any Liability that will constitute, or would have constituted, an Excluded Liability) or at the Relevant Transferring Business’s cost (in the case of any Liability that will constitute, or would have constituted, a Transferring Liability) pay off in full any such creditors, or perform such other actions permitted by the Companies Act of Japan (Act No. 86 of 2005) to resolve such objections, before the Relevant Closing.
2.2Purchase and Sale. Subject to the other terms and conditions of this Agreement, and effective (i) as of the occurrence of the actions described in Section 3.4, (ii) immediately after the Relevant Corporate Split becomes effective and (iii) in the case of the DevCo Assignment, simultaneously with the “Closing” under each of the MI PSA and the TK PSA becoming effective:
(a)the Seller hereby sells, conveys, assigns and transfers to the Relevant Purchaser all of the Relevant Membership Interest, free from any Liens (other than Permitted Liens), without any representations and warranties of the Seller other than as provided in Article 6; and
(b)the Relevant Purchaser hereby purchases, receives and acquires all of the Relevant Membership Interest, without any representations and warranties of the Seller other than as provided in Article 6.
2.3Purchase Price. Subject to Sections 2.4 to 2.8, the consideration for the purchase and sale of each Relevant Transferring Business under Section 2.2 (each, a

“Relevant Purchase Price”, and together, the “Purchase Price”) shall be an amount equal to the sum of:
(a)the Relevant Base Consideration; plus
(b)the Relevant Final Working Capital Adjustment Amount; plus
(c)an amount equal to the aggregate amount paid by the Seller to resolve any objections raised by its creditors in connection with any non-current Liability that will constitute, or would have constituted, a relevant Transferring Liability; plus
(d)an amount equal to (i) the aggregate amount of Japan fixed asset Taxes (kotei shisan zei), including for the avoidance of doubt any depreciable asset Taxes (shokyaku shisan zei), payable by the Seller with respect to the Transferring Assets of the Relevant Transferring Business with respect to the calendar year in which the Relevant Closing occurs, multiplied by (ii) the ratio of the number of days from the Relevant Closing Date through December 31 of such calendar year (inclusive) divided by 365 days.
2.4Preliminary Working Capital Statement.
(a)No later than five Business Days before each Relevant Closing Date, the Seller shall deliver to the Relevant Purchaser a statement (each, a “Preliminary Working Capital Statement”) setting forth good faith estimates, with reasonable supporting detail, of the Relevant Working Capital (the “Relevant Estimated Working Capital”) as of the Relevant Closing. Each Preliminary Working Capital Statement shall be based upon the books and records of the Seller and prepared in accordance with US GAAP.
(b)The Seller shall consider in good faith any comments made by the Relevant Purchaser to any Preliminary Working Capital Statement, and may re-issue any Preliminary Working Capital Statement before a Relevant Closing to account for such comments.
2.5Final Working Capital Statement.
(a)Within 60 days from each Relevant Closing Date, the Relevant Purchaser shall deliver to the Seller a statement (each, a “Relevant Final Working Capital Statement”) setting forth the Relevant Working Capital as of the Relevant Closing together with its calculation in reasonable detail. Each Relevant Final Working Capital Statement shall be based upon the books and records of the Relevant NewCo and calculated in accordance with US GAAP.
(b)During the period 30 Business Days from the date of the Seller’s receipt of each Relevant Final Working Capital Statement (the “Final Working Capital Review Period”), upon the Seller’s reasonable request, the Relevant Purchaser shall authorize and permit the Seller and its representatives to have reasonable access, during normal business hours, to:
(i)any books, records and other relevant information relating to the Relevant NewCo’s operations and finances and the work papers of the Relevant Purchaser and its independent accountants; and

(ii)the officers and other employees of the Relevant Purchaser and its Affiliates including, for the avoidance of doubt, the employees responsible for and knowledgeable about the information used in, and the preparation of, such Relevant Final Working Capital Statement, in each case, to the extent reasonably necessary for the Seller and its representatives to review such Relevant Final Working Capital Statement.
(c)Before the expiration of the Final Working Capital Review Period, the Seller may elect to:
(i)confirm in writing to the Relevant Purchaser that it agrees with the Relevant Working Capital shown in such Relevant Final Working Capital Statement; or
(ii)deliver written notice to the Relevant Purchaser (a “Disagreement Notice”) setting out in reasonable detail (A) any item that the Seller wishes to dispute (together, the “Disputed Items”), (B) the reasons for the dispute and (C) the Seller’s proposed adjustment to each Disputed Item. For the avoidance of doubt, any amounts not specifically disputed in the Disagreement Notice shall be deemed final and binding upon the Relevant Parties for the purposes of this Agreement upon the delivery of the Disagreement Notice.
(d)If the Seller (i) confirms in writing in accordance with Section 2.5(c)(i) that it agrees with the Relevant Working Capital shown in such Relevant Final Working Capital Statement or (ii) fails to deliver a Disagreement Notice within the Final Working Capital Review Period, the Relevant Working Capital shown in such Relevant Final Working Capital Statement shall be final and binding on the Relevant Parties for the purposes of this Agreement.
2.6Disputes Regarding a Final Working Capital Statement.
(a)If the Seller delivers a Disagreement Notice to the Relevant Purchaser in respect of the Relevant Final Working Capital Statement within the Final Working Capital Statement Review Period, the Relevant Parties shall resolve the Disputed Items as follows:
(i)The Disputed Items shall be submitted first to the senior management of each Relevant Party for friendly resolution by negotiation for a period of up to 30 days from the date of the Relevant Purchaser’s receipt of the Disagreement Notice.
(ii)If the Relevant Parties fail to agree upon the Disputed Items within the period set forth in Section 2.6(a)(i), either Relevant Party may demand that an internationally recognized accounting firm agreed upon between such Parties (the “Final Auditor”) determine, with binding effect on such Parties, how the unresolved Disputed Items shall be settled based upon the books and records of the Relevant NewCo and in accordance with US GAAP.
(iii)The Final Auditor shall act as an expert and not as an arbitrator. The Final Auditor’s activities and jurisdiction shall be limited to the Disputed Items. The Final Auditor shall determine any dispute to the extent relevant to resolving the Disputed Items, which may include any issue involving the interpretation of any provision of this

Agreement or the Final Auditor’s terms of reference. The Final Auditor’s written decision on the matters shall be final and binding on the Parties in the absence of manifest error or fraud.
(iv)Each Relevant Party shall use its commercially reasonable efforts to cause the Final Auditor to resolve the Disputed Items as promptly as practicable, but in any event within 30 Business Days from the date on which the Final Auditor was appointed.
(v)Each Relevant Party shall authorize and permit the Final Auditor to have reasonable access, during normal business hours and upon reasonable notice, to (A) the properties, books, records and other information relating to the Relevant Transferring Business (in the case of the Seller, to the extent retained) and (B) the officers and other employees of such Party and its Affiliates, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Items.
(b)Each Relevant Party shall bear its own costs in relation to the Final Auditor. The Final Auditor’s fees and any costs incurred in arriving at the determination (including any fees and costs of any advisers appointed by the Final Auditor) shall be borne by each Relevant Party in proportion to the final allocation made by the Final Auditor of the Disputed Items weighted in relation to the claims made by each such Party, such that the prevailing party pays the lesser proportion of such fees and costs.
2.7Final Working Capital Adjustment.
(a)If the Relevant Final Working Capital is less than the Relevant Estimated Working Capital, the Seller shall, within five Business Days after the final determination of such amount, pay to the Relevant Purchaser an amount equal to the shortfall, in cash by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated in writing by such Purchaser to the Seller.
(b)If the Relevant Final Working Capital is greater than the Relevant Estimated Working Capital, the Relevant Purchaser shall, within five Business Days after the final determination of such amount, pay to the Seller an amount equal to the excess, in cash by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated in writing by the Seller to such Purchaser.
(c)Unless otherwise required by applicable Law, any payment made in accordance with this Section 2.7 shall be treated as an adjustment to the Purchase Price for applicable Tax purposes.
2.8O&MCo On-sale Transactions.
(a)Sale Process. By the date [***] months from the O&MCo Closing Date, the O&MCo Purchaser shall, or shall cause its Affiliates to, either:
(i)start and thereafter diligently pursue a process pursuant to which it makes and/or its applicable Affiliates make good faith efforts to sell all or substantially all of the O&M Business to a Person other than an Affiliate of the O&MCo Purchaser on commercially reasonable terms and conditions, including by seeking out and negotiating with multiple prospective bidders; or
(ii)pay [***] to the Seller.

(b)Effect of Exit Payment. The remaining rights and obligations under this Section 2.8 shall expire from the date of the Seller’s receipt of the amount referred to in Section 2.8(a)(ii) from the O&MCo Purchaser or its Affiliates.
(c)Notification. If the O&MCo Purchaser or any of its Affiliates enters into any agreement or arrangement (whether binding or not) to complete any O&MCo On-sale Transaction, the O&MCo Purchaser shall notify the Seller in writing within five Business Days from the date of entering into such agreement or arrangement. Such notice shall set forth (i) the O&MCo Purchaser’s calculation of the O&MCo On-sale Consideration in respect of such O&MCo On-sale Transaction and (ii) reasonable evidence supporting such calculation.
(d)Consideration. In respect of each O&MCo On-sale Transaction, the “O&MCo On-sale Consideration” shall be an amount equal to [***] of:
(i)the aggregate consideration paid or payable to the O&MCo Purchaser or any of its Affiliates in respect of such O&MCo On-sale Transaction, including (A) any deferred consideration and (B) the cash value of any non-cash consideration or other benefit received or receivable by the O&MCo Purchaser or any of its Affiliates that (I) may reasonably be regarded as forming part of the consideration for such O&MCo On-sale Transaction or (II) results from the restructuring of any arrangements between O&MCo and any Affiliate of the O&MCo Purchaser (including the reduction in any fees payable under an O&M Contract with any Affiliate of the O&MCo Purchaser); less
(ii)that part of the Relevant Purchase Price paid hereunder attributable to the equity interests, business or assets subject of such O&MCo On-sale Transaction (which shall be the Relevant Purchase Price for the O&M Business in the case where the O&MCo Purchaser sells O&MCo or the entire O&M Business in a single O&MCo On-sale Transaction); less
(iii)the transaction costs, fees and expenses reasonably incurred by the O&MCo Purchaser exclusively to complete such O&MCo On-sale Transaction.
provided that if the O&MCo On-sale Consideration is a negative number, the O&MCo On-sale Consideration shall be deemed to be zero.
(e)Payment.
(i)In respect of each O&MCo On-sale Transaction, the O&MCo Purchaser shall pay, or cause the payment of, the O&MCo On-sale Consideration to the Seller within 10 Business Days from the date on which such Purchaser or any of its Affiliates receives any part of the consideration referred to in Section 2.8(d)(i); provided, however, that if any of the consideration in respect of such O&MCo On-sale Transaction is payable to such Purchaser or any of its Affiliates on deferred terms, payment of the O&MCo On-sale Consideration will be deferred in the same proportion, and such Purchaser shall pay, or cause the payment of, such deferred part of the O&MCo On-sale Consideration to the Seller within 10 Business Days of the date on which such deferred consideration is paid.
(ii)Each payment referred to in Section 2.8(a)(ii) and (e)(i) shall:

(A)be made by wire transfer of immediately available funds, (I) in the case of Section 2.8(a)(ii), in Japanese Yen or (II) in the case of Section 2.8(e)(i), in the original currency of the consideration referred to in Section 2.8(d)(i) or in Japanese Yen (at the Seller’s election), in each case to the bank account designated by the Seller, with any bank charges, fees or expenses in respect of such payment being borne by the payer; and
(B)unless otherwise required by applicable Law, be treated as an adjustment to the Purchase Price for applicable Tax purposes.
(f)Covenants. The O&MCo Purchaser shall, and shall cause each of its Affiliates to:
(i)promptly supply the Seller with such information or evidence as the Seller may reasonably request to calculate or review the O&MCo Purchaser’s calculation of any O&MCo On-sale Consideration;
(ii)act in good faith in respect of the O&MCo Purchaser’s obligations under this Section 2.8;
(iii)not take any action or do any other thing with the intention of (A) avoiding any of the O&MCo Purchaser’s obligations under this Section 2.8 or (B) otherwise reducing the amount of any O&MCo On-sale Consideration that may become payable to the Seller; and
(iv)not enter into or effect any O&MCo On-sale Transaction other than on arm’s length terms.
(g)Continued Observance. If the O&MCo Purchaser intends to transfer all or any material portion of the equity interests, business or assets of O&MCo or the O&M Business to any Affiliate at a time when any O&MCo On-sale Consideration may become payable to the Seller, then before such transfer, the O&MCo Purchaser shall, and shall cause such Affiliate to, enter into a written agreement with the Seller, in a form reasonably acceptable to the Seller and the O&MCo Purchaser, under which such Affiliate agrees to the provisions of this Section 2.8 as though such Affiliate was the “O&MCo Purchaser”. Notwithstanding the foregoing, the O&MCo Purchaser shall continue to be jointly and severally liable with each such Affiliate in respect of the obligations under this Section 2.8.
(h)Data Delivery. The obligations of the O&MCo Purchaser under Section 5.8 shall cease upon any O&MCo On-sale Transaction, and no purchaser under any O&MCo On-sale Transaction will be required to undertake any of the obligations under Section 5.8.
3.CLOSING
3.1Closing. Provided that this Agreement is not terminated in accordance with Article 12, each Relevant Closing shall take place on (a) the last Business Day of the month in which all of the conditions to such Relevant Closing (other than those conditions that by their nature are to be satisfied at such Relevant Closing) are satisfied or waived in accordance with this Agreement or (b) such other date as may be mutually agreed by the Relevant Parties.

3.2Closing Conditions of the Seller. The obligation of the Seller to consummate each Relevant Assignment is subject to the satisfaction at or prior to the Relevant Closing of each of the following conditions, any of which may be waived by the Seller:
(a)Representations and Warranties of the Relevant Purchaser. (i) The representations and warranties made by the Relevant Purchaser set forth in Sections 8.1 (Organization; Power and Authority; Enforceability), 8.2(a) (No Conflicts; No Permits), 8.5 (Not Insolvent), 8.6 (Brokers and Other Advisors) and 8.8 (Antisocial Forces) shall be true and correct in all but minimal respects and (ii) the other representations and warranties made by the Relevant Purchaser set forth in Article 8 shall be true and correct in all material respects, in each case (i) and (ii) as of the Relevant Closing Date.
(b)Obligations of the Relevant Purchaser. The Relevant Purchaser shall have performed or observed, in all material respects, all of its obligations that are to be performed or observed under this Agreement by the Relevant Closing Date.
(c)FEFTA Clearance. The relevant Governmental Authorities shall have granted their clearance in respect of the pre-closing notification made pursuant to the regulations of inward direct investment under the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949) in relation to the Transaction, if applicable.
(d)No Adverse Order. There shall not have been any Proceedings instituted or Order issued by any Governmental Authority or any change in Law that has the effect of making the Relevant Closing illegal or otherwise restrains in any material respect, prohibits or invalidates the Relevant Closing by either Relevant Party.
(e)Seller Credit Support. In respect of the O&MCo Assignment only, the Seller and its Affiliates shall have received (effective as of the Relevant Closing Date) a full release from each counterparty to the Seller Credit Support and/or beneficiary thereof in form and substance reasonably satisfactory to the Seller (but with no amendment, waiver or modification of the related Contracts to which such Seller Credit Support relate without the prior written consent of the O&MCo Purchaser to the extent required by Section 4.1(a)(ii)).
(f)Reverse TSA. The Reverse TSA shall have been entered into between the DevCo Purchaser and the Seller.
(g)DSAs. In respect of the DevCo Assignment only:
(i)each of FS Japan Project4 GK, FS Japan Project1 GK, FS Japan Project27 GK, FS Japan Project 6 GK and FS Japan Project26 GK shall have entered into a separate DSA with the Seller, dated as of the DevCo Closing Date; and
(ii)the DevCo Purchaser shall have delivered to the Seller, at such Purchaser’s cost, a letter or letters of credit sufficient to cover the amounts (including any interest) payable by each of FS Japan Project4 GK, FS Japan Project1 GK and FS Japan Project27 GK under the respective DSA, in each case from a financial institution and in form and substance reasonably satisfactory to the Seller (but in any case first demand and unconditional).

(h)DSA ECLs. In respect of the DevCo Assignment only, the DevCo Purchaser shall have delivered to the Seller a DSA ECL to each of FS Japan Project6 GK and FS Japan Project26 GK, duly executed by SCREP VII, L.P. and dated as of the Closing Date.
(i)Run-Off Insurance. The Relevant Purchaser shall have delivered to the Seller copies of documents evidencing that such Purchaser has obtained, at such Purchaser’s cost, a non-cancelable run-off insurance policy:
(i)to provide insurance coverage for six years from the Relevant Closing Date for events, acts or omissions relating to the Relevant Transferring Business occurring on or prior to the Relevant Closing Date for all individuals who were directors, managers or officers of the Seller on or prior to the Relevant Closing Date; and
(ii)which contains terms and conditions no less favorable to the insured individuals than the directors’, managers’ or officers’ liability coverage maintained by the Seller as of the date of this Agreement.
(j)Delivery of Approval Documents. The following documents shall have been delivered by the Relevant Purchaser to the Seller:
(i)copies of the documents evidencing the approval of the execution and performance of this Agreement by the decision making body of the Relevant Purchaser; and
(ii)a certificate by an authorized officer of the Relevant Purchaser substantially in the form of Exhibit D (Form of Closing Certificate), dated as of the Relevant Closing Date.
3.3Closing Conditions of each Purchaser. The obligation of each Purchaser to consummate the Relevant Assignment is subject to the satisfaction at or prior to the Relevant Closing of each of the following conditions, any of which may be waived by such Purchaser:
(a)Representations and Warranties of the Seller. (i) The representations and warranties made by the Seller in connection with the Relevant Assignment set forth in Sections 6.1 (Organization; Power and Authority; Enforceability), 6.2(a) (No Conflicts; No Permits), 6.3 (Title), 6.4 (Corporate Split), 6.12 (Not Insolvent), 6.22 (Brokers and Other Advisors) and 6.24 (Antisocial Forces) shall be true and correct in all but minimal respects and (ii) the other representations and warranties made by the Seller in connection with the Relevant Assignment set forth in Article 6 shall be true and correct except where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, in each case (i) and (ii) as of the Relevant Closing Date (except to the extent any such representation and warranty is expressly related to any particular earlier date, in which case as of such date).
(b)Obligations of the Seller. The Seller shall have performed or observed, in all material respects, all of its obligations that are to be performed or observed under this Agreement in connection with the Relevant Assignment by the Relevant Closing Date.
(c)FEFTA Clearance. The relevant Governmental Authorities shall have granted their clearance in respect of the pre-closing notification made pursuant to the regulations of inward direct investment under the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949) in relation to the Transaction.
(d)No Adverse Order. There shall not have been any Proceedings instituted or Order issued by any Governmental Authority or any change in Law that has the effect of making the Relevant Closing illegal or otherwise restrains in any material respect, prohibits or invalidates the Relevant Closing by either Relevant Party.
(e)Third Party Consents.
(i)In respect of the DevCo Assignment only, the Seller shall have received written consent from the relevant counterparties to each Contract set forth in Part 1: DevCo Assignment-related Contracts of Schedule 3 (Consent Required Contracts) required in connection with (i) the transfer of such Contract to DevCo upon the Relevant Corporate Split taking effect and/or (ii) the change of control of DevCo upon the Relevant Closing, in each case in form and substance reasonably satisfactory to the DevCo Purchaser.
(ii)In respect of the O&MCo Assignment only, the Seller shall have received written consent from the relevant counterparties to such number of Contracts set forth in Part 2: O&MCo Assignment-related Contracts of Schedule 3 (Consent Required Contracts) that account for at least 75% of the revenue attributed to all of the Contracts set forth in such Schedule in the relevant Interim Financial Statements required in connection with:
(A)the transfer of such Contracts to O&MCo upon the Relevant Corporate Split taking effect;
(B)the change of control of O&MCo upon the Relevant Closing; and/or
(C)the subcontracting of such Contracts to O&MCo upon the Relevant Corporate Split or Relevant Closing, in each case in form and substance reasonably satisfactory to the O&MCo Purchaser.
(f)Kyoto Land Transfer Agreement. In respect of the DevCo Assignment only, the Seller shall have delivered to the DevCo Purchaser the Kyoto Land Transfer Agreement duly executed by the Kyoto Land SPC.
(g)TSA. The TSA shall have been entered into between the Seller and the DevCo Purchaser.
(h)DSAs. In respect of the DevCo Assignment only, each of FS Japan Project4 GK, FS Japan Project1 GK, FS Japan Project27 GK, FS Japan Project 6 GK and FS Japan Project26 GK shall have entered into a separate DSA with the Seller, dated as of the DevCo Closing Date.
(i)Corporate Split. The Relevant Corporate Split shall have taken effect on the terms and conditions set forth in the Relevant Corporate Split Plan.

(j)DevCo Closing. In the case of the O&MCo Assignment only, the DevCo Closing (i) will occur simultaneously with the Relevant Closing of the O&MCo Assignment or (ii) shall have occurred.
(k)Ishikawa Indemnity. In the case of the O&MCo Assignment only, the Seller shall have delivered to the O&MCo Purchaser the Ishikawa Indemnity duly executed by FSI.
(l)Delivery of Documents. The following documents shall have been delivered by the Seller to the Relevant Purchaser:
(i)copies of the documents evidencing the approval of the execution and performance of this Agreement by the decision making body of the Seller;
(ii)a certificate by an authorized officer of the Seller substantially in the form of Exhibit D (Form of Closing Certificate), dated as of the Relevant Closing Date;
(iii)the Relevant Corporate Split Plan duly executed by the Seller;
(iv)an application for commercial registration of the incorporation of the Relevant NewCo in accordance with the Relevant Corporate Split, duly stamped by the legal affairs bureau; and
(v)a written consent in respect of the Relevant NewCo substantially in the form of Exhibit E (Form of Seller Consent), duly stamped by the Seller;
(vi)a seal certificate of the Seller issued within three months prior to the Relevant Closing Date; and
(vii)all documents effecting the resignation as of the Relevant Closing Date of the representative member and executive officer of the Relevant NewCo.
3.4Deliveries and Closing Actions. On each Relevant Closing Date, upon satisfaction of the conditions in respect of the Relevant Assignment set forth in Sections 3.2 and 3.3:
(a)if the Relevant Purchase Price, calculated with reference to the Relevant Estimated Working Capital Adjustment Amount instead of the Relevant Final Working Capital Adjustment Amount, is:
(i)a positive number, the Relevant Purchaser shall pay such amount by wire transfer of immediately available funds, in Japanese Yen, to the Seller Bank Account, with any bank charges, fees or expenses in respect of such payment being borne by such Purchaser; or
(ii)a negative number, the Seller shall pay such amount by wire transfer of immediately available funds, in Japanese Yen, to the bank account designated in writing by the Relevant Purchaser to the Seller, with any bank charges, fees or expenses in respect of such payment being borne by the Seller; and

(b)the Seller shall deliver to the Relevant Purchaser the documents referred to in Section 3.3(l) to the extent such documents have not already been delivered to such Purchaser.
All of the actions to be taken and documents to be executed and delivered at the Relevant Closing (as provided in this Section 3.4) shall be deemed to be taken, executed and delivered simultaneously, and no such action, execution or delivery will be effective until all are complete.
4.PRE-CLOSING COVENANTS
4.1Conduct of Business.
(a)Subject to Section 4.1(b), and except (x) as otherwise contemplated by this Agreement or (y) as otherwise consented to or approved in advance in writing by the Relevant Purchaser (which consent or approval shall not be unreasonably withheld, conditioned or delayed), during each Relevant Interim Period, the Seller shall:
(i)conduct the Relevant Transferring Business in the ordinary course of business;
(ii)not (A) amend, revise or change in any material respect, (B) waive any material right under or (C) terminate, in each case any Material Contract;
(iii)perform and observe its obligations to be performed and observed under each Material Contract in all material respects;
(iv)to the extent related to the Relevant Transferring Business and the Relevant NewCo, not change, in any material respect, its Tax practices or policies (including making, rescinding or modifying any Tax election, changing any method of accounting or taxable period, settling any Tax controversy, requesting any Tax ruling or incentive, surrendering any right to claim a Tax refund, offset or other reduction in Tax liability, or amending any Tax Return), in each case except (A) as required by applicable Law or US GAAP, (B) in the ordinary course of business consistent with past practice or (C) to make an election to treat the Relevant NewCo as disregarded as a separate entity from its owner for US federal income Tax purposes;
(v)not amend, waive, modify or alter, or make any material determination under, the Relevant Corporate Split Plan; and
(vi)not hire any new employees for the Relevant Transferring Business or materially change or alter the terms of employment of any employee of the Relevant Transferring Business.
(b)The Seller shall not be in breach of Section 4.1(a) if it:
(i)complies with or performs any obligation under any Contract or arrangement entered into by the Seller either (A) before the date of this Agreement, provided that such Contract or arrangement was fairly disclosed to the Relevant Purchaser in any of the Disclosure Sources or (B) during the Relevant Interim Period, provided that such Contract or arrangement was approved by the Relevant Purchaser;

(ii)takes any action reasonably necessary to comply with (A) applicable Law or (B) any request of a Governmental Authority or utility;
(iii)takes any action reasonably necessary under circumstances that are reasonably likely to (A) endanger the safety of individuals or (B) pose an immediate threat of material damage to any material assets or properties, provided that the Relevant Purchaser is notified as soon thereafter as practicable; or
(iv)takes any action reasonably necessary to give effect to or comply with the terms of the Transaction Documents, which shall include incurring any costs or fees in connection with the consummation of the Transaction.
(c)For the avoidance of doubt, no action taken by the Seller in accordance with Section 4.1(b) shall constitute a waiver of any of the representations or warranties of the Seller in Article 6, nor a waiver of the conditions set forth in Section 3.3.
4.2Efforts to Close.
(a)Efforts to Consummate. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate each Relevant Closing and, in the case of the Seller, each Relevant Corporate Split.
(b)Efforts to Comply. If any objections are asserted with respect to either Relevant Assignment under any Law or if any suit is instituted (or threatened to be instituted) by any Governmental Authority or other Person challenging either Relevant Closing as a violation of any Law or that would otherwise prohibit or materially impair or materially delay either Relevant Closing, each Relevant Party shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit such Relevant Closing without material modification to the terms of this Agreement.
4.3IT Separation.
(a)IT Separation Objectives. The Parties acknowledge and agree that they intend to achieve the timely and effective separation of the Transferring Business from the Seller and its Affiliates, such that:
(i)each Purchaser and each NewCo may carry on the Relevant Transferring Business on an independent and stand-alone basis from the Relevant Closing Date;
(ii)the relevant Transferring IT Systems can be (A) effectively separated from the Non-Transferring IT Systems of the Seller and its Affiliates without causing disruption to the operation of such Non-Transferring IT Systems and (B) integrated into each Purchaser’s and its Affiliates’ IT systems with effect from the Relevant Closing Date, other than in respect of Transferring IT Systems that the Seller will grant such Purchaser access to under the TSA; and
(iii)each Purchaser will be responsible for timely setting up any Non-Transferring IT Systems that it requires and will not require any transitional services from the Seller or any of its Affiliates from the Relevant Closing Date other than the services set out in the TSA.

(b)IT Separation Plan.
(i)As soon as reasonably practicable (and in any case no later than 20 Business Days) after the date of this Agreement, the Parties shall agree a written plan (the “IT Separation Plan”) that details the individual items and activities to be carried out, and respective responsibilities of the Parties, in connection with achieving the objectives set forth in Section 4.3(a) as from the date of the IT Separation Plan.
(ii)Following finalization of the IT Separation Plan, each Party shall use its commercially reasonable efforts to implement the IT Separation Plan by each Relevant Closing Date.
4.4No Other Contact. Neither Purchaser shall, and each Purchaser shall cause that its Affiliates and its and its Affiliates’ respective representatives do not, contact or correspond with any manager, employee, supplier, contractor, vendor or other Person associated with the Seller, its Affiliates or the Transferring Business with respect to the Transferring Business in respect of which the Relevant Closing has not occurred, except (a) with the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed or (b) in the circumstances set forth in Sections 4.5 or 4.6.
4.5Employee Matters. The Parties shall reasonably cooperate to satisfy all appropriate requirements and procedures in connection with any employee information and consultation processes required by applicable Law or the practices of the Seller or its Affiliates in connection with the Transaction, including the making of relevant notices to and consulting with the employees of the Seller as required under the Employee Succession Act.
4.6Development Business Continuing Due Diligence. During the Relevant Interim Period in respect of the DevCo Assignment, the Seller shall continue to (a) afford the DevCo Purchaser and its authorized representatives (including independent public accountants and attorneys) reasonable access to the employees and business and financial records of the Seller with respect to the Development Business and (b) furnish to the DevCo Purchaser and its authorized representatives (including independent public accountants and attorneys) such additional information concerning the assets, properties and operations of the Development Business, in both cases as reasonably necessary for the DevCo Purchaser to conduct financial due diligence of the Development Business for the purposes of satisfying the conditional exclusion of the Development Business Interim Financial Statements as set forth in the W&I Policy.
4.7Disclosure Supplements. The Seller may from time to time during each Relevant Interim Period, but in no event later than the fifth Business Day before either Relevant Closing Date, notify the Relevant Purchaser in writing of the existence or happening of any fact, event or occurrence that has occurred after the date of this Agreement and that should be included as an exception to a representation and warranty made by the Seller under Article 6 to make such representation and warranty true and correct as of such Relevant Closing Date (each such written disclosure, a “Disclosure Supplement”). With respect to the matters disclosed in any such Disclosure Supplement:
(a)if the Purchasers have the right to, but elect not to, terminate this Agreement with respect to any fact, event or occurrence set forth in a Disclosure Supplement in accordance with Section 12.1(d) or (e), in each case within five Business Days of the Relevant Purchaser’s receipt of such Disclosure Supplement, then the Purchasers shall be deemed to have waived their right to so terminate this Agreement with respect to the facts, events and occurrences set forth in such Disclosure Supplement;
(b)no fact, event or occurrence set forth in such Disclosure Supplement shall be given any effect for purposes of determining whether the Relevant Purchaser is entitled to indemnification under Article 9 from the Relevant Closing Date; and
(c)any fact, event or occurrence set forth in such Disclosure Supplement shall be treated as an exception to the representations and warranties made by the Seller under Article 6 solely for the purposes of determining whether the conditions set forth in Section 3.3(a) have been satisfied, unless such fact, event or circumstance (i) would, together with all related matters disclosed in a Disclosure Supplement, reasonably be expected to have a Material Adverse Effect or (ii) constitutes a material breach of any of the Fundamental Warranties.
4.8Notification of Relevant Circumstances. In the event that, at any time during either Relevant Interim Period, the Seller recognizes any (a) material non-performance of its obligations under this Agreement, (b) event or circumstance that makes it impossible to satisfy the conditions set forth in Section 3.3 or (c) event or circumstance that is reasonably expected to cause the foregoing to occur, the Seller shall immediately notify the Relevant Purchaser in writing to such effect and of the details of the same.
4.9Insurance. Each Purchaser acknowledges and agrees that:
(a)upon the Relevant Closing, all insurance cover provided in relation to the Relevant Transferring Business under the global and/or group insurance policies taken out and maintained by or on behalf of the Seller and its Affiliates will cease to cover such Relevant Transferring Business in respect of the period from the Relevant Closing Date; and
(b)such Purchaser shall have sole responsibility for procuring any insurance in relation to the Relevant Transferring Business in respect of the period from each Relevant Closing Date.
4.10Office Lease.
(a)No Transfer. The Parties acknowledge that (i) the Office Lease will not transfer to either NewCo under either Relevant Corporate Split and (ii) the Seller will continue to be the tenant under the Office Lease immediately after the DevCo Closing.
(b)Replacement Arrangements. As soon as reasonably practicable after the date of this Agreement, the Parties shall cooperate in good faith and use commercially reasonable efforts to:
(i)enter into or cause the entry into of arrangements (which may be in the form of a sublease or co-occupation agreement) to facilitate the continued use of the Office Premises by each of the Seller, DevCo and O&MCo for such part of the Transferring Business carried on by such Person on or at any time after the DevCo Closing Date; and
(ii)terminate the Office Lease and enter into a new office lease for the Office Premises by and between the Office Lessor and DevCo (on substantially the same terms and conditions as those of the Office Lease) as soon as reasonably practicable after the DevCo Closing Date.

5.POST-CLOSING COVENANTS
5.1Seller Marks.
(a)Subject to Section 5.1(b), from each Relevant Closing, the Relevant Purchaser shall not, and shall cause the Relevant NewCo not to, use, distribute, display or market any article or instrument of any kind, including signs, invoices, labels, letterheads, business cards, packaging, advertisements or websites, that reflects or includes any logo, trademark, trade name, trade dress, service mark, domain name or website that is confusingly similar to or containing any name, mark or logo of the Seller or its Affiliates (the “Seller Marks”). As soon as reasonably practicable after each Relevant Closing Date, the Relevant Purchaser shall return or destroy (as instructed by the Seller) any such articles or instruments in the possession of the Relevant Purchaser or any of its Affiliates.
(b)Notwithstanding Section 5.1(a), the Relevant Purchaser and its Affiliates may use any tangible materials in the possession of the Relevant Purchaser or any of its Affiliates and containing any Seller Mark solely for internal purposes and in a manner consistent with past practice, provided that the Relevant Purchaser shall cause the Relevant NewCo to cease all such use as soon as reasonably practicable after (and in any case no later than the first anniversary of) the Relevant Closing Date.
(c)Neither Purchaser nor any of its Affiliates shall advertise or hold itself out as the Seller or an Affiliate of the Seller.
5.2Treatment of Transferring Employees.
(a)Each Purchaser shall, and shall cause the Relevant NewCo to:
(i)until the date 24 months from the Relevant Closing Date, maintain (A) the employment terms and conditions of each Transferring Employee at a level that is the substantially the same or better as the terms and conditions and (B) the other employee benefits of each Transferring Employee at a level that is substantially comparable to the benefits, in each case of such Transferring Employee in effect immediately before the Relevant Closing (excluding the FSI equity incentive plan); and
(ii)recognize and credit each Transferring Employee with any accrued but unused vacation, sick or personal leave recorded on the books of the Seller as of the Relevant Closing Date.
(b)The Seller shall, and shall cause its Affiliates to, provide all necessary assistance reasonably requested by either Purchaser to such Purchaser and the Relevant NewCo with respect to the transfer of the relevant Transferring Employees to the Relevant NewCo, including by providing the relevant services set forth in the TSA.
5.3Access to Records.
(a)The Seller shall (i) retain all records and documents relating to either Transferring Business that have not been transferred to the Relevant Purchaser at the Relevant Closing for at least six years from the Relevant Closing Date (or such longer time as may be required by applicable Law) and (ii) make such records and documents available to the Relevant Purchaser and its representatives for inspection and copying, at such Purchaser’s cost, upon reasonable request.

(b)Each Purchaser shall (i) retain all records and documents relating to the Relevant Transferring Business that have transferred to such Purchaser at the Relevant Closing for at least six years from the Relevant Closing Date (or such longer time as may be required by applicable Law) and (ii) make such records and documents available to the Seller and its representatives for inspection and copying, at the Seller’s cost, upon reasonable request in connection with (A) the preparation of any Tax Return or accounting records, (B) any audits or similar proceedings, (C) any third party Proceeding relating to the Transferring Business or the Seller, (D) the making of any filing with any Governmental Authority, (E) compliance with this Agreement or (F) compliance with applicable Law.
5.4Wrong Pockets.
(a)If, after either Relevant Closing, notwithstanding either Relevant Corporate Split, either:
(i)the Seller (A) receives any payment that should properly have been paid to a NewCo or (B) makes any payment that should properly have been paid by a NewCo; or
(ii)a NewCo (A) receives any payment that should properly have been paid to the Seller or (B) makes any payment that should properly have been paid by the Seller, the Seller or the Relevant Purchaser (as the case may be) shall promptly notify the other Relevant Party in writing, together with reasonable documentation in respect of such payment.
(b)Within 10 Business Days from the end of each calendar month, the Relevant Parties shall consult in good faith in respect of the payments notified in accordance with Section 5.4(a) during such calendar month to calculate the amounts, having made all appropriate set-offs, that should be paid by each such Party and/or a NewCo to the other Relevant Party and/or a NewCo to ensure that neither Relevant Party nor its Affiliates (taken together) benefits or suffers in respect of payments that should properly have been paid to or by the other Relevant Party or a NewCo. Within 10 Business Days from the date on which the Relevant Parties agree upon the amounts that should be so paid, each such Party shall pay, or cause the payment of, the amounts payable by such Party and/or a NewCo to the other Relevant Party or as the other Relevant Party may direct.
(c)If, within 18 months from either Relevant Closing Date, either Relevant Party identifies any asset or liability held by (i) the Seller or its Affiliates that should have transferred to the Relevant NewCo as part of the Relevant Transferring Business at the Relevant Closing in accordance with the terms of this Agreement or (ii) the Relevant NewCo that should have been retained by the Seller or its Affiliates in accordance with the terms of this Agreement (in each case, a “Wrong Pocket Asset” or “Wrong Pocket Liability” (as the case may be)), such Party shall promptly notify the other in writing.
(d)As soon as reasonably practicable after the receipt of the notice referred to in Section 5.4(c):
(i)in the case of a Wrong Pocket Asset, the Relevant Party that holds or whose Affiliate holds the relevant Wrong Pocket Asset shall transfer or cause the transfer of such Wrong Pocket Asset to the other Relevant Party or as such Party may direct, and the other Relevant Party shall accept or cause the acceptance of such transfer, in each case, subject to Section 5.4(e), for no additional consideration; or
(ii)in the case of a Wrong Pocket Liability, the Relevant Parties shall cooperate in good faith and exercise commercially reasonable efforts to obtain all consents and approvals required for the transfer of such Wrong Pocket Liability to the Person (being a NewCo, the Seller or an Affiliate of the Seller) that should properly hold such Wrong Pocket Liability. As soon as reasonably practicable after such consents and approvals have been obtained, the Relevant Party that holds or whose Affiliate holds the relevant Wrong Pocket Liability shall transfer or cause the transfer of such Wrong Pocket Liability to the relevant Person, and the other Relevant Party shall accept or cause the acceptance of such transfer, in each case, subject to Section 5.4(e), for no additional consideration.
(e)If any Wrong Pocket Asset or Wrong Pocket Liability was taken into account to calculate a Relevant Estimated Working Capital Adjustment Amount or a Relevant Final Working Capital Adjustment Amount, the Relevant Parties shall consult in good faith to calculate the amounts, having made all appropriate set-offs, that should be paid by each Relevant Party to the other Relevant Party to ensure that neither such Party benefits or suffers in respect of the Relevant Purchase Price that should be, or should have been, paid to or by such Party. Within 10 Business Days from the date on which the Relevant Parties agree upon the amounts that should be so paid, each such Party shall pay the amounts payable by such Party to the other Relevant Party. For the avoidance of doubt, if any amounts are so paid in accordance with this Section 5.4(e) before the calculation of the Relevant Final Working Capital Adjustment Amount, the Relevant Parties shall take such payments into account to calculate the Relevant Final Working Capital Adjustment Amount to ensure that neither such Party benefits or suffers in respect of the Relevant Purchase Price that should be paid to or by such Party.
(f)None of the foregoing Sections 5.4(a) to (e) shall prejudice the rights of either Purchaser or the Seller under Section 9.4(b) or 9.5(b) except to the extent that the Losses incurred by such Party have been reduced.
5.5O&MCo Outstanding Contracts.
(a)The Seller shall use its commercially reasonable efforts to procure the written consent from the relevant counterparties to each O&MCo Outstanding Contract required in connection with the O&MCo Corporate Split and/or the O&MCo Assignment, in each case in form and substance reasonably satisfactory to the O&MCo Purchaser. The O&MCo Purchaser shall reasonably cooperate with the Seller to procure such consent.
(b)The Seller shall retain each O&MCo Outstanding Contract and its rights, Liabilities and obligations thereunder until the consent referred to in Section 5.5(a) has been procured. As soon as reasonably practicable after such consent has been procured in respect of any O&MCo Outstanding Contract, the Seller shall convey, assign and transfer, and the O&MCo Purchaser shall cause that O&MCo assumes all of the rights, Liabilities and obligations of the Seller under, such Contract.
(c)Until each O&MCo Outstanding Contract has been transferred to O&MCo in accordance with Section 5.5(b), as between themselves, the Seller and the

O&MCo Purchaser shall treat each such Contract as having been transferred to O&MCo on the O&MCo Closing Date, such that in respect of each such Contract:
(i)the O&MCo Purchaser shall cause O&MCo to perform the Seller’s obligations under such Contract as the Seller’s subcontractor or otherwise in accordance with the Reverse TSA;
(ii)the O&MCo Purchaser shall cause O&MCo to indemnify the Seller against any Losses incurred by the Seller arising from such Contract after the O&MCo Closing Date except to the extent that such Losses arose from the gross negligence or willful misconduct of the Seller;
(iii)the Seller shall pay O&MCo the full amount of all payments received by the Seller with respect to such Contract as a subcontracting fee; and
(iv)the Seller shall follow O&MCo’s instructions regarding the exercise of any rights under such Contract, including the termination of any such Contract.
(d)In the event that the O&MCo Purchaser completes any O&MCo On-sale Transaction, the Seller shall enter into an agreement with the counterparty to such transaction under which the Seller and such counterparty will agree to take all actions with respect to any O&MCo Outstanding Contract included in such O&MCo On-Sale Transaction on the terms set forth in this Section 5.5.
5.6Office Lease.
(a)Compliance with Terms and Conditions of Office Lease.
(i)From the DevCo Closing Date and until the Office Lease is terminated, the DevCo Purchaser shall cause DevCo to comply with the terms and conditions of (A) the Office Lease as though it was the tenant thereunder and (B) such other arrangements entered into in connection with DevCo in accordance with Section 4.10(b)(i).
(ii)From the O&MCo Closing Date and until the Office Lease is terminated, the O&MCo Purchaser shall cause O&MCo to comply with terms and conditions of (A) the Office Lease as though it was the tenant thereunder and (B) such other arrangements entered into in connection with O&MCo in accordance with Section 4.10(b)(i).
(b)Reimbursement of Rent and Other Amounts. The DevCo Purchaser shall cause DevCo to pay to the Seller a pro rata portion of the rent and other amounts payable under the Office Lease with respect to the use of the Office Premises by DevCo during the period between the DevCo Closing Date and the date on which the Office Lease is terminated. The O&MCo Purchaser shall cause O&MCo to pay to the Seller a pro rata portion of the rent and other amounts payable under the Office Lease with respect to the use of the Office Premises by O&MCo during the period (if any) between the O&MCo Closing Date and the date on which the Office Lease is terminated.
(c)Reimbursement of Security Deposit. If the Office Lease has not been terminated within two months from the DevCo Closing Date, the DevCo Purchaser shall, within 10 Business Days after written request therefor from the Seller, pay (or cause to be paid) to the Seller an amount equal to the security deposit (shikikin) held by the Office Lessor in connection with the Office Lease at that time (the “Office Lease Security Deposit”). In the event of such a payment, the Seller shall use commercially reasonable efforts to secure the return of the Office Lease Security Deposit as and to the extent it becomes available for return to the Seller, and shall pay any such amount so returned to the DevCo Purchaser (or its designee) within 10 Business Days after the Seller’s receipt of any such amount; provided, however, that if such amount returned to the Seller is reduced due to a fact attributable to the Seller, the Seller shall pay such amount returned to the Seller together with an amount equal to such reduction.
5.7Kyoto Land Exchange Agreement.
(a)The Parties acknowledge that certain additional land parcels are expected to be transferred to the Kyoto Land SPC under a land exchange agreement among MinamiYamashiro Village, the Kyoto Land SPC and FS Japan Project6 GK.
(b)If the agreement referred to in Section 5.7(a) has not been entered into, or the exchange contemplated thereunder has not been completed, by the DevCo Closing Date, the Seller shall cause the Kyoto Land SPC to:
(i)cooperate in good faith with the DevCo Purchaser and its Affiliates to cause the entry into such agreement and/or the completion of the exchange contemplated thereunder as soon as reasonably practicable after the DevCo Closing Date; and
(ii)comply with any obligation to transfer “Additional Land” under the Kyoto Land Transfer Agreement.
(c)If the agreement referred to in Section 5.7(a) has not been entered into, or the exchange contemplated thereunder has not been completed, by December 31, 2022, the Seller shall, at the option of the DevCo Purchaser, sell, convey, assign and transfer to the DevCo Purchaser or its designee all of the membership interests in the Kyoto Land SPC free and clear of all liens for the price of ¥1.
5.8Delivery of Data. After the O&MCo Closing Date and prior to any O&MCo On-sale Transaction, the O&MCo Purchaser shall, upon the Seller’s request, cause O&MCo to deliver to the Seller any meteorological and other data produced from each facility in respect of which O&MCo provides services under an O&M Contract to the extent permissible under such O&M Contract and applicable Law.
5.9Further Assurances. Each Relevant Party agrees that from time to time after each Relevant Closing Date and at the written request of the other Relevant Party, it shall execute and deliver such further instruments, and take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement with respect to the Relevant Closing.
6.REPRESENTATIONS AND WARRANTIES OF THE SELLER
Subject to Section 4.7, Article 7 and the exceptions and qualifications set forth in Schedule 5 (Disclosure Schedule), the Seller represents and warrants to the Relevant Purchaser as of the date of this Agreement and as of the Relevant Closing Date (except for those representations and warranties expressly made as of a certain date, in which case, as of such date), in connection with each Relevant Assignment separately from the other Relevant Assignment, as follows:

6.1Organization; Power and Authority; Enforceability. The Seller (a) is a godo kaisha duly established and validly existing under the laws of Japan, (b) has full power and authority to execute and deliver the Transaction Documents to which it is or is intended to be a party and to perform all its obligations and exercise all its rights under such Transaction Documents, (c) has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, such Transaction Documents in accordance with their terms and (d) has duly executed and delivered the Transaction Documents to which it is or is intended to be a party as of the date this representation and warranty is made. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, the Transaction Documents to which it is or is intended to be a party as of the date this representation and warranty is made constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general or by general principles of equity (the “Bankruptcy Exception”).
6.2No Conflicts; No Permits.
(a)Subject to the satisfaction of the conditions set forth in Section 3.2, the execution and delivery by the Seller of the Transaction Documents to which it is or is intended to be a party do not, and the consummation of the transactions contemplated by such Transaction Documents (including the completion of the Relevant Corporate Split) does not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Seller or the Relevant NewCo under, any provision of (i) the Constituent Documents of the Seller or the Relevant NewCo or (ii) any Law applicable to the Seller, the Relevant NewCo or any of their respective properties or assets, other than, in the case of clause (ii) above, any such items that would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially delay consummation of the Transaction or (B) have a Material Adverse Effect.
(b)Subject to the satisfaction of the conditions set forth in Section 3.2, no Permit is required to be obtained or made by or with respect to the Seller in connection with the execution and delivery of the Transaction Documents to which it is or is intended to be a party or performance by the Seller of the transactions contemplated by such Transaction Documents, other than such items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, (i) prevent or materially delay consummation of the Transaction or (ii) have a Material Adverse Effect.
6.3Title.
(a)Immediately before the Relevant Closing, the Seller will be the sole and legal beneficial owner of the Relevant Membership Interest, and such Membership Interest will be transferred free and clear of all Liens (other than Permitted Liens).
(b)As of the date of the Relevant Corporate Split and the Relevant Closing, there will be no (i) membership interest in the Relevant NewCo other than the Relevant Membership Interest or (ii) outstanding rights, options, warrants, rights of first refusal, calls, preemptive rights, conversion rights, subscriptions, commitments or other agreements pursuant to which such NewCo is, or may be, obligated to sell or issue any other membership interest in such NewCo.
6.4Corporate Split. As of the Relevant Closing:
(a)any and all corporate procedures and other acts which are necessary for the authorization, consummation and effectuation of the Relevant Corporate Split will have been completed, and except in respect of the ability of the Relevant NewCo to satisfy its obligations, there will exist no circumstances which constitute a cause to invalidate the Relevant Corporate Split;
(b)any and all procedures required to be taken by the Seller for the transfer of the relevant Transferring Employees will have been taken and completed, including such consultations, notifications and other employee protection procedures required under the Employee Succession Act; and
(c)the Relevant NewCo will be a godo kaisha duly established and validly existing under the laws of Japan.
6.5Other Equity Interests. As of the date of the Relevant Corporate Split and as of the Relevant Closing, the Relevant NewCo will not hold any equity interests in any Person (including any MI PSA Transferring Company), nor will the Relevant NewCo have any obligation to acquire any equity interest in any Person.
6.6Transferring Contracts.
(a)As of the Relevant Closing Date, the relevant Transferring Contracts will comprise all material Contracts (other than, in the case of the O&MCo Assignment, the O&MCo Outstanding Contracts) to which the Seller is a party as of such date that are (i) primarily related to the Relevant Transferring Business and (ii) together with the TSA and the IT Separation Plan, necessary for the Relevant NewCo to conduct the Relevant Transferring Business in the manner conducted as of the date hereof in all material respects.
(b)True, complete and correct copies of each Material Contract, and all of the amendments, modifications and supplements thereto (other than any Contracts, amendments, modifications and supplements entered into to satisfy the conditions set forth in Section 3.2 or 3.3), have been disclosed in the VDR.
(c)Each Material Contract constitutes valid and legally binding obligations of the Seller or the Relevant NewCo (as applicable) and, to the Knowledge of the Seller, the other parties thereto, enforceable against such parties in accordance with their terms, except (i) as such enforceability may be limited by the Bankruptcy Exception or (ii) where such failure to constitute a valid and legally binding obligation or be enforceable does not have a Material Adverse Effect.
(d)No default by the Seller and/or the Relevant NewCo (as applicable) or, to the Knowledge of the Seller, any other Person, has occurred and is continuing in respect of any Material Contract that has had or would reasonably be expected to have a Material Adverse Effect.
6.7Related Party Agreements. Immediately before the Relevant Closing, other than the Seller Credit Support and the other Transaction Documents, there will be no credit support documents or other outstanding Contracts between the Relevant NewCo, on the one hand, and the Seller or any of its current or former officers, directors, investors or Affiliates, on the other hand, other than each Transferring Contract with a MI PSA Transferring Company.
6.8Real Property. Other than the Office Lease and the Kyoto Land Transfer Agreement, there are no material leases, land purchase agreements or other similar agreements relating to real property to which the Seller or the Relevant NewCo (as the case may be) is a party.
6.9Assets.
(a)As of the Relevant Closing Date, the relevant Transferring Assets comprise all material assets owned or leased by the Seller as of such date that are (i) primarily used in the Relevant Transferring Business and (ii) together with the TSA and the IT Separation Plan, necessary for the Relevant NewCo to conduct the Relevant Transferring Business in the manner conducted as of the date hereof in all material respects.
(b)As of the date hereof the Seller has, and as of the Relevant Closing the Relevant NewCo will have, good and valid title to, or valid leasehold interests in, all of the relevant Transferring Assets, free and clear of all Liens (other than Permitted Liens).
(c)None of the Relevant Transferring Business assets is stock, membership interests, partnership interests or any other type of equity interest.
6.10Insurance. All premiums with respect to the material insurance policies maintained by the Seller with respect to the Relevant Transferring Business have been duly paid, and no written notice of default, cancellation, non-renewal, termination, material premium increase or other material change in prospective coverage has been received by the Seller with respect to any such insurance policies and all such insurance policies are in full force and effect.
6.11Proceedings. There are no:
(a)material Proceedings by or before any court, tribunal or other Governmental Authority or threatened in writing against the Seller or otherwise in respect of the Relevant Transferring Business that, if adversely determined; or
(b)material outstanding Orders in respect of (and which are adverse to) the Seller or the Relevant Transferring Business that, in each case, would reasonably be expected to (i) prevent, impede or delay the ability of the Seller to perform its obligations or consummate the transactions contemplated under the Transaction Documents to which it is or is intended to be a party or (ii) have a Material Adverse Effect.
6.12Not Insolvent.
(a)The Seller is not insolvent or unable to make payments as and when they come due, and has not suspended payments to its creditors, and no petition has been filed with respect to the Seller for commencement of bankruptcy, civil rehabilitation, special liquidation or other insolvency Proceedings (or other equivalent procedures), nor does any cause for such Proceedings exist. The execution or performance of this Agreement will not cause the Seller to become insolvent or to not make or suspend such payments, and to the Knowledge of the Seller, there is no risk that such events would occur.
(b)As of the Relevant Closing, the Relevant NewCo will not have suspended payments to its creditors, and no petition will have been filed with respect to the Relevant NewCo for commencement of bankruptcy, civil rehabilitation, special liquidation or other insolvency Proceedings (or other equivalent procedures).
6.13Compliance with Law.
(a)The Seller is in compliance with all Laws applicable to it, except where failure to be in compliance would not reasonably be expected to (i) prevent, impede or delay the ability of the Seller to perform its obligations or consummate the transactions contemplated under the Transaction Documents to which it is or is intended to be a party or (ii) have a Material Adverse Effect.
(b)The Relevant Transferring Business is in compliance with all Laws applicable to it as currently conducted by the Seller, except where failure to be in compliance does not have and would not reasonably be expected to have a Material Adverse Effect.
(c)No material notice, charge, claim, action or assertion has been received in writing by the Seller with respect to the Relevant Transferring Business from any Governmental Authority alleging any material violation of any Laws that materially affect such Relevant Transferring Business.
The representations and warranties in this Section 6.13 do not apply to environmental matters (which are governed exclusively by Section 6.14), Permit matters (which are governed exclusively by Section 6.15), employee matters (which are governed exclusively by Section 6.19) or Tax matters (which are governed exclusively by Section 6.20).
6.14Environmental Matters.
(a)To the Knowledge of the Seller, the Relevant Transferring Business is in compliance with all applicable Environmental Laws, including with all Permits (if any) issued thereunder, except where failure to be in compliance does not have and would not reasonably be expected to have a Material Adverse Effect.
(b)There are no material Environmental Claims pending or threatened in writing in respect of the Relevant Transferring Business by or before any Governmental Authority pursuant to any applicable Environmental Law that has or would reasonably be expected to have a Material Adverse Effect.
(c)The Seller has not received any written notice from any Person, including any Governmental Authority, alleging that the Relevant Transferring Business is in material violation of any applicable Environmental Law or otherwise is materially liable under any Environmental Law.
6.15Permits. To the Knowledge of the Seller (a) the Seller or the Relevant NewCo (as the case may be) has all material Permits currently required under any Law, including any Environmental Law, to carry on the Relevant Transferring Business in all material respects,

(b) each such Permit has been duly obtained, was validly issued, is in full force and effect in all material respects, and no Proceedings before any Governmental Authority are pending or threatened in writing seeking injunction, material modification or revocation of any such Permit and (c) the Seller is not in material violation of or in material default under any such Permit, in each case of (a), (b) and (c), except as would not reasonably be expected to have a Material Adverse Effect.
6.16Financial Statements. The Interim Financial Statements of the Relevant NewCo as of the Interim Financial Statement Date:
(a)were prepared in accordance with US GAAP;
(b)fairly present the financial condition of the Relevant NewCo as at the end of, and results of operations for, the periods to which such financial statements relate (subject to (i) normal recurring year-end adjustments (the effect of which are not, individually or in the aggregate, expected to be material) and (ii) the absence of footnote disclosures and other presentation items (that, if presented, are not expected to differ materially from those included in audited statements)); and
(c)disclose all liabilities (contingent or otherwise), and the reserves, if any, for such liabilities and all unrealized or anticipated liabilities and losses arising from commitments entered into in respect of the Relevant Transferring Business, in each case to the extent required to be disclosed in accordance with US GAAP.
6.17Absence of Changes. Since the Interim Financial Statement Date, the Seller has conducted the Relevant Transferring Business in the ordinary course of business consistent with the Seller’s past custom and practice, except, in respect of the period between the date of this Agreement and the Relevant Closing Date, to the extent contemplated by the exceptions set forth in Section 4.1(b). Further, between the Interim Financial Statement Date and the date of this Agreement, there has been no event that has had or is likely to have a Material Adverse Effect.
6.18Absence of Undisclosed Material Liabilities. There are no Material Liabilities of the Relevant Transferring Business or the Relevant NewCo other than those (a) disclosed or provided for in the Interim Financial Statements (including any related schedules and/or notes), (b) disclosed by the Seller in the Disclosure Sources, (c) incurred in connection with this Agreement or any Transaction Document or (d) incurred by the Relevant Transferring Business since the date of this Agreement in accordance with Section 4.1.
6.19Employees.
(a)As of the date of this Agreement the relevant Transferring Employees are employed by the Seller and primarily engaged in the Relevant Transferring Business. As of the Relevant Closing Date, the relevant Transferring Employees are employed by the Relevant NewCo.
(b)(i) The Seller has disclosed in the VDR the material particulars of the current terms of employment or engagement and benefits of each of the relevant Transferring Employees as of the date of this Agreement and (ii) since the Interim Financial Statement Date, there has been no material change in such terms.

(c)Except as disclosed in the VDR, neither the Seller, as of the date of this Agreement, nor the Relevant NewCo, as of the Relevant Closing Date, is under any obligation to pay bonuses, pensions, gratuities, allowances or retention, disability or death benefit or any similar payments to any relevant Transferring Employees.
(d)The Seller, as of the date of this Agreement, and the Relevant NewCo, as of the Relevant Closing Date, is in compliance in all material respects with all applicable employment statutes with respect to the payment of over-time services (zangyo) to the relevant Transferring Employees. There are no outstanding payment obligations of the Seller or the Relevant NewCo to any relevant Transferring Employee with respect to such over-time services.
(e)To the Knowledge of the Seller, the Seller, as of the date of this Agreement, and the Relevant NewCo, as of the Relevant Closing Date, is in compliance with all applicable Laws pertaining to employment and employment practices, except where failure to be in compliance does not have and would not reasonably be expected to have a Material Adverse Effect.
(f)There are no material Proceedings pending or threatened in writing against the Seller, as of the date of this Agreement, or the Relevant NewCo, as of the Relevant Closing Date, by or before any Governmental Authority pursuant to any applicable Law pertaining to employment and employment practices that has or would reasonably be expected to have a Material Adverse Effect.
(g)Neither the Seller, as of the date of this Agreement, nor the Relevant NewCo, as of the Relevant Closing Date, has received any written notice from any Person, including any Governmental Authority, relevant Transferring Employee or other employee of the Seller, alleging any material violation of any applicable Law pertaining to employment and employment practices in respect of any relevant Transferring Employee or other employee of the Seller.
(h)Neither the Seller, as of the date of this Agreement, nor the Relevant NewCo, as of the Relevant Closing Date, has recognized any trade union or any other organization of employees or their representatives in respect of any of the relevant Transferring Employees.
6.20Tax Matters.
(a)To the extent related to the Relevant Transferring Business and the Relevant NewCo:
(i)the Seller has filed, or has caused to be filed, all material Tax Returns required to be filed (taking into account all applicable extensions validly obtained), and all such Tax Returns were true, complete and correct;
(ii)the Seller has timely paid, or caused to be paid, all Taxes to the appropriate Tax Authority, whether or not reflected on such Tax Returns. The Seller has correctly withheld and timely remitted (or caused to be correctly withheld and timely remitted) to the appropriate Tax Authority all Taxes required by applicable Law to have been withheld and remitted in connection with amounts paid, distributed or owing to the Seller or any employee, independent contractor, creditor, shareholder, vendor or Affiliate of the Seller;

(iii)the Seller has not granted or caused to be granted any waiver of or agreed to any extension with respect to any statute of limitations on the assessment or collection of any Tax;
(iv)no material audit, examination or administrative proceeding initiated by any Governmental Authority with respect to any Taxes of the Seller or the Relevant NewCo (as the case may be) is currently pending;
(v)no Governmental Authority has asserted in writing any deficiency or assessment, or proposed in writing any adjustment, for any material Taxes of the Seller or the Relevant NewCo (as the case may be) that have not been paid or settled;
(vi)there are no Tax liens upon the assets of the Seller or the Relevant NewCo (as the case may be), other than Permitted Liens; and
(vii)neither the Seller nor the Relevant NewCo has entered into any Tax sharing agreement or similar contractual agreement to share liability with another Person or indemnify another Person for Taxes other than (A) any commercially customary gross-up or indemnification provisions on borrowings, derivatives or leases and (B) any such agreement that addresses responsibility for Taxes in a commercially customary manner and the primary purpose of which is not the sharing or allocation of or indemnity for Tax liabilities.
(b)The Relevant NewCo has not been a member of any affiliated, consolidated, combined, unitary or similar group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person except as disclosed in Schedule 5 (Disclosure Schedule) or any Disclosure Supplement. Other than liability for Taxes of the Seller in respect of the Relevant Transferring Business, the Relevant NewCo does not have any liability for the Taxes of the Seller or any other Person under Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of applicable state, local or non-U.S. Law) as a transferee or successor.
(c)Neither the Seller nor the Relevant NewCo has received notice of any claim by a Governmental Authority in a jurisdiction where the Relevant NewCo or Relevant Transferring Business does not file Tax Returns that such NewCo or Transferring Business is or may be subject to taxation or required to collect and remit Taxes in that jurisdiction. To the Knowledge of the Seller, neither the Relevant NewCo nor the Relevant Transferring Business has, or has ever had, a permanent establishment or engaged in a trade or business for applicable Tax purposes in any country other than Japan.
This Section 6.20 constitutes all of the Seller’s representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes. Nothing in this Section 6.20 or elsewhere in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, tax credit carryover or other Tax asset or attribute of the Seller nor the Relevant NewCo in any Post-Closing Tax Period.
6.21Disclosure of Information. To the Knowledge of the Seller, the Seller has disclosed to the Relevant Purchaser or its advisors all of the material information in the possession of the Seller and its Affiliates relating to the Relevant Transferring Business, the Relevant Corporate Split and the Relevant NewCo that would reasonably be expected to materially affect the investment decision by the Relevant Purchaser.
6.22Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Relevant Assignment based upon arrangements made by or on behalf of the Seller, in each case where the Relevant Purchaser or the Relevant NewCo may become liable.
6.23Anti-Corruption. Neither the Seller nor any of its directors, officers or employees has offered, authorized, made or paid, directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value to any Government Official (or to another Person at the request or with the assent or acquiescence of such Government Official) in connection with obtaining or retaining business or to secure an improper advantage in connection with the Relevant Transferring Business; nor have any of them, directly or indirectly, committed any violation of any applicable Law that relates to bribery, corruption or money laundering, such as the Unfair Competition Prevention Act of Japan (Act No. 47 of 1993) and the US Foreign Corrupt Practices Act 1977.
6.24Antisocial Forces. Neither the Seller nor any of its directors, officers, shareholders or, to the Knowledge of the Seller, employees or agents, is an Antisocial Force or falls under the definition of Antisocial Force or has any (a) relationships by which its management is considered to be controlled by any Antisocial Force, (b) relationships by which any Antisocial Force is considered to be involved substantially in its management, (c) relationships by which it is considered to unlawfully utilize any Antisocial Force for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party, (d) relationships by which it is considered to offer funds or provide benefits to any Antisocial Force or (e) persons involved substantially in its management having socially condemnable relationships with any Antisocial Force.
7.LIMITATIONS ON REPRESENTATIONS AND WARRANTIES OF THE SELLER
7.1Only Representations and Warranties in Article 6. Notwithstanding anything to the contrary in any other provision of this Agreement, it is the intent of each Party that the Seller is not making any representation or warranty whatsoever, express, implied, statutory or otherwise, except for the representations or warranties set forth in Article 6, and each Purchaser acknowledges and agrees that the Relevant Membership Interest, and by virtue of its acquisition of such Membership Interest under this Agreement, the Relevant Transferring Business, are being taken by it subject to all faults, “as is” and “where is”, subject only to the representations and warranties of the Seller set forth in Article 6.
7.2Disclaimer. Except for the representations and warranties of the Seller set forth in Article 6, the Seller expressly disclaims and negates any representation or warranty, express or implied, statutory or otherwise, in particular relating to the condition of the Transferring Business (including any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence, absence, release, disposal or discharge of any Hazardous Materials).

7.3Non-reliance. Each Purchaser agrees not to rely on any representation or warranty made by the Seller with respect to the condition, merchantability, quality or state of the Relevant Membership Interest or the Relevant Transferring Business except for those representations and warranties set forth in Article 6. Rather, each Purchaser agrees, except as provided in Article 6, to rely solely and exclusively upon its own evaluation of the Relevant Membership Interest and the Relevant Transferring Business.
7.4No Other Assurances. This Agreement is the result of extensive negotiations among the Parties and no other assurances, representations or warranties about the condition, merchantability, quality or state of the Membership Interests or the Transferring Business were made by the Seller or any of its Affiliates in the inducement to enter into this Agreement, except as provided in this Agreement.
7.5Projections. In connection with each Purchaser’s due diligence investigation, such Purchaser and its representatives have received from the Seller and its representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Transferring Business (together, “Projections”). Except as set forth expressly in this Agreement, each Purchaser acknowledges and agrees that:
(a)there are uncertainties inherent in attempting to make such Projections with which such Purchaser is familiar, and that no assurances can be given that such Projections are accurate or will be realized;
(b)such Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so provided (including the reasonableness of the assumptions underlying such Projections), and such Purchaser shall have no claim (and expressly waives any claim) against the Seller or its representatives with respect thereto;
(c)neither the Seller nor its representatives has made or is making any express or implied representation or warranty with respect to such Projections (including the reasonableness of the assumptions underlying such Projections); and
(d)such Purchaser is fully qualified to evaluate the provided information and make its own determination as to whether to proceed with the Transaction and assume the risks contemplated thereby.
8.REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
Each Purchaser represents and warrants to the Seller as of the date of this Agreement and as of the Relevant Closing Date as follows:
8.1Organization; Power and Authority; Enforceability. Such Purchaser (a) is an entity duly established and validly existing under the laws of its jurisdiction of establishment, (b) has full power and authority to execute and deliver the Transaction Documents to which it is or is intended to be a party and to perform all its obligations and exercise all its rights under such Transaction Documents, (c) has taken all necessary action to authorize the execution and delivery of, and the performance of its obligations under, such Transaction Documents in accordance with their terms and (d) has duly executed and delivered the Transaction Documents to which it is or is intended to be a party as of the date this representation and warranty is made. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, the Transaction Documents to which it is or is intended to be a party as of the date this representation and warranty is made constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as such enforceability may be limited by the Bankruptcy Exception.
8.2No Conflicts; No Permits.
(a)Subject to the satisfaction of the conditions set forth in Section 3.3, the execution and delivery by such Purchaser of the Transaction Documents to which it is or is intended to be a party do not, and the consummation of the transactions contemplated by such Transaction Documents does not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Purchaser under, any provision of (i) the Constituent Documents of such Purchaser or (ii) any Law applicable to such Purchaser or its properties or assets, other than, in the case of clause (ii) above, any such items that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transaction.
(b)Subject to the satisfaction of the conditions set forth in Section 3.3, no Permit is required to be obtained or made by or with respect to such Purchaser in connection with the execution and delivery of the Transaction Documents to which it is or is intended to be a party or performance by such Purchaser of the transactions contemplated by such Transaction Documents, other than such items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Transaction.
8.3Proceedings. There are no:
(a)material Proceedings by or before any court, tribunal or other Governmental Authority or threatened in writing against such Purchaser that, if adversely determined; or
(b)material outstanding Orders in respect of (and which are adverse to) such Purchaser that, in each case, would reasonably be expected to prevent, impede or delay the ability of such Purchaser to perform its obligations or consummate the transactions contemplated under the Transaction Documents to which it is or is intended to be a party.
8.4Sufficient Funds. Such Purchaser has sufficient funds on hand, or available to it under the Business PSA ECL or otherwise, to pay the amount payable in accordance with Section 3.4(a) on the Relevant Closing Date.
8.5Not Insolvent. Such Purchaser is not insolvent or unable to make payments as and when they come due, and has not suspended payments to its creditors, and no petition has been filed with respect to such Purchaser for commencement of bankruptcy, civil rehabilitation, special liquidation or other insolvency Proceedings (or other equivalent procedures), nor does any cause for such Proceedings exist. The execution or performance of this Agreement will not cause such Purchaser to become insolvent or to not make or suspend such payments, and to the Knowledge of such Purchaser, there is no risk that such events would occur.
8.6Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of such Purchaser, in each case where the Seller may become liable.
8.7Anti-Corruption. Neither such Purchaser nor any of its directors, officers or employees has offered, authorized, made or paid, directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value to any Government Official (or to another Person at the request or with the assent or acquiescence of such Government Official) in connection with obtaining or retaining business or to secure an improper advantage; nor have any of them, directly or indirectly, committed any violation of any applicable Law that relates to bribery, corruption or money laundering, such as the Unfair Competition Prevention Act of Japan (Act No. 47 of 1993) and the US Foreign Corrupt Practices Act 1977.
8.8Antisocial Forces. Neither such Purchaser nor any of its directors, officers, shareholders or, to the Knowledge of such Purchaser, employees or agents, is an Antisocial Force or falls under the definition of Antisocial Force or has any (a) relationships by which its management is considered to be controlled by any Antisocial Force, (b) relationships by which any Antisocial Force is considered to be involved substantially in its management, (c) relationships by which it is considered to unlawfully utilize any Antisocial Force for the purpose of securing unjust advantage for itself or any third party or of causing damage to any third party, (d) relationships by which it is considered to offer funds or provide benefits to any Antisocial Force or (e) persons involved substantially in its management having socially condemnable relationships with any Antisocial Force.
9.W&I POLICY; INDEMNIFICATION
9.1Survival.
(a)Survival of Covenants. All of the covenants or other agreements contained in this Agreement shall survive until the first to occur of (i) the expiration by their terms of the obligations of the applicable Party under such covenant and (ii) such covenant being fully performed or fulfilled, unless non-compliance with such covenants or agreements is expressly waived in writing by each Party entitled to such performance.
(b)Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive each Relevant Closing for 12 months, except that the representations and warranties set forth in Section 6.20 shall survive each Relevant Closing for 36 months. Notwithstanding the foregoing, all rights and claims under the W&I Policy are subject to the terms and conditions thereof and are not subject to the limitations set forth in this Section 9.1(b).
9.2W&I Policy.
(a)The Purchasers shall obtain and maintain the W&I Policy.

(b)Within five Business Days from the date of this Agreement, the Purchasers shall deliver to the Seller a copy of the signed and stamped (if applicable) W&I Policy.
(c)Each Purchaser shall:
(i)take all commercially reasonable steps (which shall not require such Purchaser to initiate any litigation or arbitration) to enforce the terms of the W&I Policy in respect of any Losses that such Purchaser suffers or incurs in relation to any breach or inaccuracy of the representations and warranties of the Seller in this Agreement (other than the Excluded Warranties);
(ii)not agree to any amendment, variation or waiver of the W&I Policy that could reasonably be expected to have an adverse impact on the Seller (or take any other action that has a similar effect) without the prior written consent of the Seller;
(iii)not novate, or otherwise assign its rights under, the W&I Policy (or take any other action that has a similar effect) other than:
(A)with the prior written consent of the Seller; or
(B)to (I) any of its Affiliates or (II) a subsequent purchaser or transferee of all or a substantial portion of either Transferring Business, provided that in each case (I) and (II), each such Person undertakes to the Seller, in a form reasonably acceptable to the Seller, to be bound by the provisions of this Article 9 as though such Person was a “Purchaser”;
(iv)satisfy on a timely basis those conditions to coverage explicitly set forth in the W&I Policy, and pay when due all premiums, fees, costs and taxes associated therewith;
(v)not take any action that could reasonably be expected to cause the W&I Policy or the rights of any party thereunder to be terminated, cancelled, amended or limited in a manner that (A) could vitiate the W&I Policy or (B) could otherwise reasonably be expected to have an adverse impact on the Seller; and
(vi)(A) ensure that the W&I Policy (I) includes an express waiver of the Insurer’s rights of subrogation, contribution and express rights acquired by assignment against the Seller, except to the extent that any Warranty Claim arises out of or results from fraud of the Seller, in which case the Insurer shall only be entitled to subrogate to the extent of the rights of recovery relating directly to the fraud of the Seller and (II) acknowledges the rights of the Seller as a third party beneficiary in respect of such waiver and (B) not agree to any amendment, variation or waiver of the foregoing (or take any other action that has a similar effect) without the prior written consent of the Seller.
(d)The Purchasers acknowledge and agree that:
(i)the Seller has entered into this Agreement in reliance on the W&I Policy being obtained and maintained by the Purchasers; and
(ii)notwithstanding any other provision in this Agreement or the W&I Policy, the other provisions of this Article 9 shall apply for the benefit of the Seller with respect to any Warranty Claim despite any vitiation, expiry or termination of, default under or failure to take out or enforce, the W&I Policy.
9.3Availability of Indemnification for Warranty Claims. Notwithstanding any other provision in this Agreement, the Seller shall not be liable in respect of, and neither Purchaser may make, any Warranty Claim, except to the extent that such Warranty Claim:
(a)arises out of or results from fraud of the Seller;
(b)is in respect of any of the Excluded Warranties; or
(c)(i) is in respect of any of the representations and warranties of the Seller (including the Fundamental Warranties) other than the Excluded Warranties and (ii) such Purchaser has first sought recourse against the W&I Policy in respect of such Warranty Claim in accordance with Section 9.2(c)(i).
9.4Indemnification by the Seller. Subject to the other provisions of this Article 9, from and after each Relevant Closing Date, the Seller shall indemnify, defend and hold harmless the Relevant Purchaser, the Relevant NewCo, their respective Affiliates and each of their respective officers, directors, employees and agents (the “Purchaser Indemnified Parties”) from and against any Losses incurred by any Purchaser Indemnified Party as a result of (collectively, the “Purchaser Indemnity Claims”):
(a)any breach or inaccuracy of any representation or warranty of the Seller contained in this Agreement;
(b)any Excluded Liability, whether transferred from the Seller to the Relevant NewCo by operation of Law or otherwise; or
(c)any breach of any covenant or agreement by the Seller under this Agreement.
9.5Indemnification by each Purchaser. Subject to the other provisions of this Article 9, from and after each Relevant Closing Date, the Relevant Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and each of their respective officers, directors, employees and agents (the “Seller Indemnified Parties”) from and against any Losses incurred by any Seller Indemnified Party as a result of (collectively, the “Seller Indemnity Claims”):
(a)any breach or inaccuracy of any representation or warranty of such Purchaser contained in this Agreement;
(b)any Development Liability (in the case of the DevCo Purchaser) or O&M Liability (in the case of the O&MCo Purchaser), whether retained by the Seller by operation of Law or otherwise; or
(c)any breach of any covenant or agreement by such Purchaser under this Agreement.
9.6Mitigation. Without prejudice to any rights otherwise provided hereunder, each Party shall reasonably cooperate with each other Party with respect to resolving any claim or liability with respect to which one Party is or may be obligated to indemnify another under this Agreement, including by making all reasonable efforts to mitigate or resolve any such claim or liability after such Party gains actual knowledge of such claim or liability.
9.7Indirect Damages. No Indemnifying Party shall have any liability under this Agreement for any punitive, incidental, consequential, special or indirect damages (including lost profits, operating losses and loss of operation time), except to the extent that any such damages are awarded in a third-party claim against an Indemnified Party.
9.8Indemnity Claims Capped.
(a)Subject to Section 9.8(b), the aggregate liability of the Seller in respect of Losses based upon, arising out of or otherwise in respect of Section 9.4(a) shall be capped at, and may not exceed:
(i)in respect of any of the Excluded Warranties, [***], provided that the aggregate liability of all “Sellers” under the Transaction Documents in respect of all of the “Excluded Warranties” in the Transaction Documents shall not exceed the foregoing amount;
(ii)in respect of any of the Fundamental Warranties, the portion of the Purchase Price allocated to the Relevant Transferring Business with respect to which such Losses were incurred by the Purchaser Indemnified Parties (as allocated pursuant to Section 10.2); and
(iii)in respect of any of the representations and warranties other than the Excluded Warranties and the Fundamental Warranties (A) the extent to which a corresponding claim under the W&I Policy (I) has eroded the Seller Borne Retention or (II) would have eroded the Seller Borne Retention had no claims in respect of the Fundamental Warranties eroded any part of the Retention and (B) in any event, in the aggregate, an amount equal to 50% of the Retention.
(b)Subject to Sections 9.8(a)(i) and (ii), the maximum aggregate liability of the Seller under Sections 9.4(a) and (c) and the Purchasers under Sections 9.5(a) and (c) shall not exceed [***] of the Purchase Price received by the Seller.
9.9Indemnity Claim Procedures.
(a)Claim Notice. As soon as reasonably practicable after any Party becomes aware of any event or condition that could reasonably be expected to result in a Loss for which the Purchaser Indemnified Parties (in the case of a Purchaser) or the Seller Indemnified Parties (in the case of the Seller) are entitled to an Indemnity Claim, such Party (the “Claimant”) shall give notice in writing of such Indemnity Claim (a “Claim Notice”) to the Seller (in the case where the Claimant is a Purchaser Indemnified Party) or the relevant Purchaser (in the case where the Claimant is a Seller Indemnified Party) (the “Indemnifying Party”). A Claim Notice must describe the Indemnity Claim in reasonable detail and must indicate the amount (estimated if necessary, and only to the extent feasible) of the Loss that has been or may be suffered by the Claimant.
(b)Delay in Claim Notice. A Claim Notice may only be given in respect of (i) any covenant or other agreement within six months of such covenant or other agreement ceasing to survive in accordance with Section 9.1(a) or (ii) any representation or warranty while such representation or warranty survives in accordance with Section 9.1(b). Subject to the foregoing, no delay in or failure to give a Claim Notice by the Claimant to the Indemnifying Party under Section 9.9(a) shall adversely affect any of the other rights or remedies that the Claimant has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Claimant except to the extent that such delay or failure has prejudiced the Indemnifying Party.
(c)Claim Response. The Indemnifying Party shall respond in writing to the Claimant (a “Claim Response”) within 30 days after the date that the Claim Notice is sent by the Claimant (the “Response Period”). Any Claim Response must specify whether or not the Indemnifying Party disputes the Indemnity Claim described in the Claim Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, then the Indemnifying Party shall be deemed not to dispute the Indemnity Claim described in the related Claim Notice, and the Indemnifying Party shall be obligated to pay the Claimant the amount of Losses specified in the Claim Notice, subject to the limitations contained in this Article 9. If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claim Notice, then the Indemnifying Party and the Claimant shall settle the dispute in accordance with Section 13.4.
9.10Further Limitations on Purchaser Indemnity Claims. No Purchaser Indemnified Party shall be entitled to make any Purchaser Indemnity Claim in connection with any Loss:
(a)to the extent that (i) either Purchaser had Knowledge of a breach of any representation or warranty by the Seller giving rise to such Purchaser Indemnity Claim as of the date of this Agreement or (ii) any information that would cause a breach of any representation or warranty giving rise to such Purchaser Indemnity Claim has been fairly disclosed in any of the Disclosure Sources;
(b)if such Loss arises out of or is increased as a result of the Seller’s compliance with the terms of this Agreement;
(c)if such Loss arises out of or is increased as a result of any action of any Purchaser Indemnified Party after the Relevant Closing Date;
(d)if a claim for such Loss was recovered by any Purchaser Indemnified Party under this Agreement or any other Transaction Document;
(e)if a Purchaser Indemnified Party has received or is reasonably expected to receive any insurance proceeds (including under the W&I Policy) or any indemnity, contribution or other similar payments, in each case in respect of the same Loss (i.e. there shall be no double recovery nor unjust enrichment); or
(f)to the extent that such Loss occurs as the result of (i) any decision of any court or tribunal or the passing or coming into force of or any change in any Law or requirement of any Governmental Authority or utility after the date of this Agreement or (ii) any increase in rates of taxation after the date of this Agreement.
9.11Fraud. The limitations set forth in this Article 9 shall not apply in respect of any Losses that arise out of or result from the fraud of the Indemnifying Party or its Affiliates.

9.12No Set-Off. No Party shall have any right to set off any unresolved Indemnity Claim against (a) any payment due under this Agreement or (b) any payment due under any other Transaction Document.
9.13Tax Treatment. Unless otherwise required by applicable Law, any indemnification payment made in accordance with this Agreement shall be treated as an adjustment to the Purchase Price for applicable Tax purposes.
9.14Exclusive Remedies. The Parties acknowledge and agree that:
(a)prior to each Relevant Closing Date, the sole and exclusive remedies of each Relevant Party for any breach of the representations, warranties and obligations in connection with the Relevant Assignment in this Agreement shall be to (i) refuse to consummate the Relevant Closing to the extent that its conditions precedent have not been satisfied or waived and (ii) terminate this Agreement to the extent permitted under Article 12 (in which case, the provisions of Section 12.2 shall apply to the extent stated therein);
(b)from and after each Relevant Closing Date, the sole and exclusive remedies of the Parties for any breach of the representations, warranties and obligations in connection with the Relevant Assignment in this Agreement and any certificate delivered in accordance with this Agreement shall be the indemnification obligations under Section 9.4 or 9.5 (as the case may be), other than any breach due to fraud; and
(c)this Section 9.14 is not intended to, and does not, restrict any rights or claims that any Purchaser Indemnified Party may have under the W&I Policy.
9.15Exclusion of Statutory Liability for Non-Conformity to Contract (“Keiyaku-Futekigo-Sekinin”). Even if the Membership Interests fail to satisfy the type (shurui), quality (hinshitsu) or quantity (suryo) as agreed under this Agreement, or otherwise fails to satisfy the explicit purpose of this Agreement with respect to such type, quality or quantity (collectively, “Non-Conformity”), neither Purchaser may seek a remedy against the Seller in the manner set forth in Article 562 of the Civil Code of Japan (Act No. 89 of 1896), to mitigate or otherwise fix or eliminate such Non-Conformity by the repair of the subject properties or assets (mokuteki-butsu-no-shuho), the delivery of substitute properties / assets (daitai-butsu-no-hikiwatashi), or delivery of any deficient part of such properties / assets (fusoku-bun-no-hikiwatashi); provided, however, that this Section 9.15 shall not exclude the Seller’s obligations or liability under Section 5.4 or 9.4.
9.16No Expansion of Liability. Notwithstanding any other provision in this Agreement, despite any novation, assignment or transfer of either original Purchaser’s rights and/or obligations under this Agreement or the W&I Policy, the aggregate liability of the Seller shall not exceed the liability that the Seller would have had if no such novation, assignment or transfer had occurred.
10.TAX MATTERS
10.1Cooperation; Information. After each Relevant Closing, each Relevant Party shall, and shall cause its Affiliates to, reasonably cooperate and provide the other Relevant Party with such information relating to the Relevant Transferring Business or the Relevant NewCo as such other Relevant Party may reasonably request in connection with (a) filing any

Tax Return or other Tax filing, (b) determining any Tax liability or right to refund of Taxes or (c) conducting or defending any audit or other Proceeding in respect of Taxes.
10.1Tax Allocation. The Purchase Price shall be allocated among the Membership Interests (and, to the extent required by applicable Law, further among the assets of each applicable NewCo) for all applicable Tax purposes and for the purposes of Section 9.8(a)(ii) in accordance with their respective fair market values in accordance with applicable Law (the “Tax Allocation”). Following each Relevant Closing, the Parties shall amend the Tax Allocation to reflect any adjustments to the Purchase Price made pursuant to this Agreement. The Parties shall (a) report the transactions contemplated by this Agreement in a manner consistent with the Tax Allocation unless otherwise required by applicable Law and (b) not take any position inconsistent with the Tax Allocation on any Tax Returns or in the course of any audit or Proceeding by any Tax Authority, Tax review or Tax proceeding relating to any Tax Returns unless required by applicable Law. Each Party shall notify each other Party of any inquiry, audit, investigation or other Proceeding by any Tax Authority, in each case, that relates to the Tax Allocation.
11.CONFIDENTIALITY AND ANNOUNCEMENTS
11.1Confidentiality.
(a)Each Party agrees that it shall not, and shall cause its Affiliates and its and their respective officers, directors, employees and agents to not, disclose the terms and conditions of this Agreement or the Transaction until the date falling two years after the date of this Agreement.
(b)The Seller agrees that it shall not, and shall cause its Affiliates and their respective officers, directors, employees and agents to not (i) disclose or use any Purchaser Confidential Information, (ii) disclose or use any Development Confidential Information after the DevCo Closing Date or (iii) disclose or use any O&M Confidential Information after the O&MCo Closing Date; provided, however, that the Seller, its Affiliates and their respective officers, directors, employees and agents may continue to use data that constitutes Development Confidential Information or O&M Confidential Information, including data disclosed to the Seller in accordance with Section 5.8, for the purposes of assessing and improving the products and services of the Seller and its Affiliates.
(c)Each Purchaser agrees that it shall not, and shall cause its Affiliates and their respective officers, directors, employees and agents to not (i) disclose or use any Seller Confidential Information, (ii) disclose or use any Development Confidential Information until after the DevCo Closing Date or (iii) disclose or use any O&M Confidential Information until after the O&MCo Closing Date.
(d)The foregoing (a) through (c) shall not apply to any disclosure by any Party, its Affiliates or their respective officers, directors, employees or agents:
(i)in the case of either Purchaser, to existing general partners, limited partners, equity holders, members, managers, lenders and investors of such Purchaser and its Affiliates, in each case provided that such Person is informed by such Purchaser or its Affiliates of the confidential nature of such terms;

(ii)to its lenders, Affiliates and third party service providers, and to its and their respective legal, tax, financial or technical advisors for the purposes of receiving legal, tax, financial or technical advice from such advisors, in each case provided that such Person is informed by the applicable Party of the confidential nature of such terms;
(iii)with the prior written consent of the Seller or each Purchaser (as the case may be);
(iv)to the extent permitted in Section 11.2;
(v)to the extent required by applicable Law or the rules of any securities exchange on which such Party or such Party’s Affiliates’ securities are listed, provided that the disclosing Party provides the Seller or each Purchaser (as the case may be) with a reasonable opportunity to review and comment on such disclosure; or
(vi)in connection with any judicial, administrative or similar proceeding (including in response to oral questions, interrogatories or other requests for information or documents and/or in connection with a proceeding brought under Section 13.4), provided that each Party shall seek to limit such disclosures to the minimum information reasonably necessary under the circumstances.
(e)Each Party shall be responsible for any breach of Section 11.1(a), the Seller shall be responsible for any breach of Section 11.1(b) and each Purchaser shall be responsible for any breach of Section 11.1(c), in each case by (i) its Affiliates and its and their respective officers, directors, employees and agents and (ii) any other Person to whom such Party discloses information directly or indirectly in accordance with an exception set forth in Section 11.1(d)(i) or (ii), in each case as though each such Person was bound directly by the relevant Sections as a “Party”.
11.2Public Announcements and Press.
(a)Each Party agrees that no public announcement or press release concerning the Transaction shall be issued without the prior written consent of the Seller or each Purchaser (as the case may be) (which consent shall not be unreasonably withheld or delayed), except as such announcement or release may be required by Law or the applicable rules of any securities exchange (provided that the Party required to make such announcement or release provides the Seller or each Purchaser (as the case may be) with a reasonable opportunity to review and comment on such announcement or release).
(b)Following the DevCo Closing, DevCo, the DevCo Purchaser and the DevCo Purchaser’s Affiliates will have the right to state publicly that all of the solar power projects developed by the Seller and its Affiliates in Japan were developed by DevCo and the Development Employees, provided that such public statements do not refer to the Seller or “First Solar”.
12.TERMINATION; EFFECT OF TERMINATION
12.1Termination. This Agreement may be terminated at any time before the DevCo Closing:

(a)by mutual agreement among the Parties;
(b)by written notice from the Seller or each Purchaser to each Purchaser or the Seller (as the case may be) if the DevCo Closing has not occurred by the date falling six months after the date of this Agreement, as such date may be extended by mutual agreement among the Parties, provided that the failure of such Relevant Closing to occur by such date is not attributable to the Seller (in the case of termination by the Seller) or either Purchaser (in the case of termination by the Purchasers);
(c)by written notice from the Seller or each Purchaser to each Purchaser or the Seller (as the case may be) if after satisfaction of the requirements of Section 4.2, any court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of either Relevant Closing, and such order or other action shall not be subject to appeal or shall have become final and unappealable;
(d)by written notice from the Seller to each Purchaser if there shall have been a breach by either Purchaser of any of its representations and warranties in Section 8.8, or by written notice from each Purchaser to the Seller if there shall have been a breach by the Seller of any of its representations and warranties in Section 6.24; or
(e)subject to Section 4.7(a), by written notice from each Purchaser to the Seller if any fact, event or occurrence disclosed in any Disclosure Supplement (i) has had or would reasonably be expected to have, together with any related matter disclosed in any Disclosure Supplement, a Material Adverse Effect or (ii) constitutes a material breach of any of the Fundamental Warranties.
12.2Effect of Termination. If this Agreement is terminated in accordance with Section 12.1, all rights and obligations of the Parties under this Agreement shall terminate without any liability on the part of any Party, except that (a) Article 11 (Confidentiality and Announcements), this Article 12 (Termination; Effect of Termination) and Article 13 (Miscellaneous) shall continue in effect and (b) nothing in this Article 12 shall relieve any Party from liability to any other Party for any breach of this Agreement arising prior to its termination, nor preclude any Party from seeking remedies under this Agreement or applicable Law.
13.MISCELLANEOUS
13.1Notices. All notices, requests, consents, agreements or other communications under this Agreement must be in writing to be effective and, without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, shall take effect (or be deemed to have been given or delivered, as the case may be) (a) when delivered by hand, facsimile transmission (with confirmation of receipt) or email (i) during normal business hours of the recipient, on the Business Day of sending or (ii) outside normal business hours of the recipient, on the Business Day following the Business Day of sending or (b) when delivered by internationally recognized overnight courier, on the third Business Day following the Business Day of sending, in each case to such Party at its address (or number) set forth below or such other address (or number) as the Party may specify by notice:

If to the Seller:    350 West Washington Street, Suite 600
Tempe, Arizona 85281 USA
Attention: General Counsel
Email: [***]
If to either Purchaser:    20F Toranomon Towers Office
4-1-28 Toranomon, Minato-ku
Tokyo 105-0001, Japan
Attention: [***]
Facsimile: [***]
Email: [***]
13.2Successors and Assigns.
(a)This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is personal to the Parties and, subject to Sections 13.2(b) and (c), no Party may assign or transfer its rights and/or obligations under this Agreement without the prior written consent of the Seller (in the case of an assignment or transfer by a Purchaser) or each Purchaser (in the case of an assignment or transfer by the Seller). Assignments or delegations made in violation of this Section 13.2(a) shall be null and void.
(b)Before either Relevant Closing, the Relevant Purchaser may assign all of its rights under this Agreement, together with all of its obligations under this Agreement, in respect of the Relevant Assignment to an Affiliate that continues to be supported by the Business PSA ECL to the same extent as the original Relevant Purchaser under this Agreement.
(c)After either Relevant Closing, the Relevant Purchaser may assign any of its rights and/or obligations under this Agreement in respect of the Relevant Assignment to any of its Affiliates, provided that such Purchaser shall continue to be jointly and severally liable with each such Affiliate in respect of any obligations assigned in accordance with this Section 13.2(c).
13.3Governing Law. This Agreement (including Section 13.4) is governed by, and shall be construed in accordance with, the laws of Japan, without giving effect to any conflicts of law or choice of law principles.
13.4Resolution of Disputes.
(a)Subject to Section 2.6, all disputes based upon, arising out of or related to this Agreement shall be submitted first to the senior management of each relevant Party for friendly resolution by negotiation for a period of up to 30 days. If such negotiation fails to resolve the dispute, the dispute shall finally be settled by arbitration conducted under the auspices of the ICC by a panel of three arbitrators appointed in accordance with, and the arbitration shall be conducted pursuant to, the ICC rules in effect on the date of arbitration.
(b)The seat and venue of the arbitration shall be, and the award shall be rendered in, Singapore. The arbitration shall be confidential and conducted in English. Any arbitration award made by the panel shall be binding and non-appealable and shall be the sole and exclusive dispute resolution mechanism used by the Parties with respect to any controversies, claims and disputes between or among them, provided the foregoing is without prejudice to a Party’s right to seek injunctive and equitable relief in a court of competent jurisdiction as available. The arbitrators will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award. Judgment upon the award may be entered in any court of competent jurisdiction.
(c)The out-of-pocket costs incurred in connection with the arbitration, such as the arbitrators’ fees and any administrative fees paid to the ICC, shall be shared equally by the claimant(s) and the respondent(s). All other costs of the arbitration, including attorneys’ fees and costs of investigation, shall be paid solely by the Party incurring such costs unless an award of attorneys’ fees or costs is expressly mandated by statute and the arbitrators specifically include an award of attorneys’ fees or costs in the award.
(d)The Parties waive the right to seek any punitive, incidental, consequential, special or indirect damages, and the arbitrators shall have no authority to award such damages, except as expressly provided in Article 9.
(e)The Parties expressly agree that (i) any claims arising out of or in connection with this Agreement and the other Transaction Documents may be made in a single arbitration and (ii) multiple arbitrations commenced under any such document may, at the request of a party, be consolidated into a single arbitration.
13.5Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
13.6Expenses. Except as otherwise provided in this Agreement, each Party agrees to pay, without right of reimbursement from any other Party, all costs and expenses incurred by it in connection with (a) the preparation and negotiation of the Transaction Documents and (b) the consummation of the Transaction, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Party.
13.7Transfer Taxes. All (a) transfer, real estate transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes in connection with the Transaction and (b) fees levied by any Governmental Authority in connection with the making of any filing required to satisfy any of the conditions set forth in Section 3.2(c) or 3.3(c) (together, “Transfer Taxes”) shall be borne and paid by the Purchasers. The Purchasers shall file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to such Transfer Taxes.

13.8Entire Agreement; Amendment.
(a)This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated in this Agreement, and supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto.
(b)Subject to Section 13.8(c), this Agreement (including its schedules and exhibits) may not be amended, supplemented or discharged except by an instrument in writing signed by each Party.
(c)If any amendment, supplement or discharge of or to this Agreement (including its schedules and exhibits) relates only to the rights and/or obligations of the Seller in respect of any one Purchaser and/or any one Purchaser in respect of the Seller, the instrument in writing to effect any such amendment, supplement or discharge shall be effective if signed at least by the Seller and such Purchaser.
13.9No Waiver. No failure to exercise and no delay in exercising any right, power or privilege of a Party shall operate as a waiver nor a consent to the modification of the terms of this Agreement unless given by that Party in writing.
13.10No Third Party Beneficiaries. Nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties any legal or equitable right, benefit or remedy of any nature whatsoever.
13.11Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, email (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
Seller:

FIRST SOLAR JAPAN GK By: Name: Title:

[Business Purchase and Sale Agreement]

Purchasers:

PAG RENEWABLES HOLDING PTE. LTD. By: Name: Title:

PAG RENEWABLES FM HOLDING PTE. LTD.

By:
Name:
Title:
[Business Purchase and Sale Agreement]

SCHEDULE 1
DEVELOPMENT BUSINESS
[Omitted]

SCHEDULE 2
O&M BUSINESS
[Omitted]

SCHEDULE 3
CONSENT REQUIRED CONTRACTS
[Omitted]

SCHEDULE 4
SELLER CREDIT SUPPORT

[Omitted]

SCHEDULE 5
DISCLOSURE SCHEDULE

[Omitted]

EXHIBIT A
FORM OF CORPORATE SPLIT PLAN
[Omitted]

EXHIBIT B
FORM OF ISHIKAWA INDEMNITY
[Omitted]

EXHIBIT C
FORM OF KYOTO LAND TRANSFER AGREEMENT
[Omitted]

EXHIBIT D
FORM OF CLOSING CERTIFICATE
[Omitted]

EXHIBIT E
FORM OF SELLER CONSENT
[Omitted]

EXHIBIT F
FORM OF DEVELOPMENT SERVICES AGREEMENT
[Omitted]

EXHIBIT G
FORM OF DSA EQUITY COMMITMENT LETTER
[Omitted]